UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, par value $0.0001 per share, of Clearwire Corporation

(2)

Aggregate number of securities to which transaction applies: (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $3.40.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, multiplied by $3.40 per share, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, multiplied by $3.40 per share, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan, multiplied by $3.40 per share and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $3.40, multiplied by $1.65 per share (which is the excess of $3.40 over the weighted average exercise price of such warrants)

	(4)	Proposed maximum aggregate value of transaction: $2,603,396,052.20

	(5)	Total fee paid: $355,103.22*

* Includes $310,183.92 previously paid.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid: $310,183.92

	(2)	Form, Schedule or Registration Statement No.: Schedule 14A

	(3)	Filing Party: Clearwire Corporation

	(4)	Date Filed: February 1, 2013 and March 12, 2013

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

May 22, 2013

Dear Stockholders:

On or about April 23, 2013, we mailed you a proxy statement relating to a Special Meeting of the stockholders of Clearwire Corporation, which we refer to as the Company or Clearwire, originally scheduled to have been held on May 21, 2013, to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of December 17, 2012 and amended as of April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and the Company.

The purpose of this supplement to the proxy statement is to:

•

Advise you that the parties to the Merger Agreement have executed an Amendment dated as of May 21, 2013 to the Merger Agreement to increase the per share merger consideration from $2.97 per share of Clearwire’s Class A common stock to $3.40 per share of Clearwire’s Class A common stock; and

•	Update additional disclosures included in the proxy statement.

If the merger is completed, each outstanding share of Clearwire’s Class A common stock, par value $0.0001 per share (other than shares held by Sprint, SoftBank Corp., or any of their respective direct or indirect wholly-owned subsidiaries and any stockholders who properly exercise their appraisal rights under Delaware law), will automatically be converted into the right to receive $3.40 in cash, without interest, less any applicable withholding taxes.

Our board of directors, upon the recommendation of a Special Committee of the board consisting of three independent and disinterested directors who are not officers or employees of the Company or Sprint designees to the Company board, and who will not have an economic interest in the Company or the surviving corporation following the completion of the merger, has determined that the merger is advisable, is substantively and procedurally fair to, and is in the best interests of our unaffiliated stockholders. The Special Committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Our board has also unanimously approved and declared advisable the Merger Agreement as amended by the Amendment and resolved to recommend that the stockholders adopt the Merger Agreement as amended by the Amendment.

The board of directors recommends that you vote “FOR” each of the proposals described in the proxy statement dated April 23, 2013, which we refer to as the proxy statement, as supplemented by this supplement to the proxy statement.

For your convenience, we have enclosed a revised proxy card with this supplement to the proxy statement. If you have already voted for the Merger Agreement proposal using a properly executed WHITE proxy card or otherwise voted for the Merger Agreement proposal over the Internet or by telephone, you will be considered to have voted in favor of adoption of the Merger Agreement, as amended, and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return your WHITE proxy card as soon as possible. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The accompanying supplement to the proxy statement provides you with additional information about the Special Meeting, the Merger Agreement, the Amendment and the merger. The information provided in the proxy statement continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement. A copy of the Amendment is attached as Annex S-A to the proxy statement supplement. We encourage you to carefully read the entire proxy statement supplement and its annexes, including the Amendment, as well as the original proxy statement and its annexes and the Schedule 13E-3, including the exhibits attached thereto, filed by the Company, Sprint and certain of Sprint’s affiliates with the Securities and Exchange Commission. You may also obtain additional information about the Company from other documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares or revoking a prior proxy or desire another copy of the proxy statement or this proxy statement supplement, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, or collect at (212) 929-5500.

Thank you in advance for your cooperation and continued support.

Sincerely,

Erik Prusch

President and Chief Executive Officer

This proxy statement supplement is dated May 22, 2013, and is first being mailed to the Company’s stockholders on or about May 22, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2013

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the stockholders of Clearwire Corporation, which we refer to as the Company or Clearwire, to be reconvened on May 31, 2013 (which has been adjourned from the special meeting originally convened on May 21, 2013), at 10:30 a.m., Pacific Daylight Time at the Highland Center, 14224 Bel-Red Road, Bellevue, WA 98007, unless further adjourned by the Company, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, which we refer to as the Merger Agreement, by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sprint, which we refer to as Merger Sub, and the Company, which we refer to as the Merger Agreement Proposal. A copy of the Merger Agreement, as well as a previous amendment thereto, are attached as Annexes A-1 and A-2 to the proxy statement dated April 23, 2013 and a copy of a second amendment thereto increasing the per share merger consideration payable to holders of Clearwire’s Class A common stock, par value $0.0001 per share, to $3.40 per share, without interest, less any applicable withholding taxes, is attached as Annex S-A to the accompanying proxy statement supplement.

2.	To consider and vote on proposals to amend the Company’s amended and restated certificate of incorporation, which we refer to as the Certificate of Incorporation, to (a) increase the Company’s authorized shares of Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock, by 1,019,162,522 shares and (b) increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock, by 1,019,162,522 shares, which we refer to collectively as the Charter Amendment Proposal.

3.	To consider and vote on proposals to authorize the issuance of (a) the Class A Common Stock and (b) the Class B Common Stock that may be issued upon (i) exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests (as defined below), issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal.

4.	To consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal.

5.	To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which we refer to as the Golden Parachute Proposal.

6.	To transact any other business that may properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting, by or at the direction of the board of directors of the Company.

These items of business are more fully described in the proxy statement supplement accompanying this notice and the proxy statement previously mailed to you.

The record date for the Special Meeting is April 2, 2013. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof.

Your vote is important. The board of directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

We urge you to discard any gold proxy cards, which were sent to you by a dissident stockholder. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed in your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card.

Submitting your proxy over the Internet or by telephone is fast and convenient, and your proxy is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

For your convenience, we have enclosed a revised proxy card with this supplement to the proxy statement. If you have already voted for the Merger Agreement Proposal using a properly executed WHITE proxy card or otherwise voted for the Merger Agreement Proposal over the Internet or by telephone, you will be considered to have voted in favor of adoption of the Merger Agreement, as amended, and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return your WHITE proxy card as soon as possible. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On Behalf of the Board of Directors,

Jillian Harrison

Corporate Secretary

Bellevue, Washington

Dated: May 22, 2013

INTRODUCTION	S-1

QUESTIONS AND ANSWERS ABOUT THE AMENDMENT TO THE MERGER AGREEMENT	S-3

SUPPLEMENT TO PROXY STATEMENT	S-7

SUMMARY TERM SHEET	S-7

SPECIAL FACTORS	S-9

THE MERGER AGREEMENT	S-39

THE SPECIAL MEETING	S-40

OTHER IMPORTANT INFORMATION REGARDING CLEARWIRE	S-41

APPRAISAL RIGHTS	S-43

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	S-44

WHERE CAN YOU FIND MORE INFORMATION	S-45

Annex S-A  Second Amendment to the Agreement and Plan of Merger (dated December  17, 2012), dated as of May 21, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation

S-A-1

Annex S-J Opinion of Centerview Partners LLC, dated May 21, 2013	S-J-1

Annex S-K Opinion of Evercore Group L.L.C., dated May 21, 2013	S-K-1

INTRODUCTION

This supplement to the proxy statement dated April 23, 2013, which we refer to as the proxy statement supplement, is being sent to you because we have amended the Agreement and Plan of Merger, dated as of December 17, 2012, and amended as of April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and Clearwire Corporation, which we refer to, as amended, as the Merger Agreement, and our stockholders are being asked to adopt the Merger Agreement, as amended, at a special meeting to be reconvened on May 31, 2013, at 10:30 a.m., Pacific Daylight Time at the Highland Center, 14224 Bel-Red Road, Bellevue, WA 98007 unless further adjourned by the Company. In this proxy statement supplement, we refer to the merger of Collie Acquisition Corp. with and into Clearwire Corporation pursuant to the Merger Agreement, as amended, as the Merger, and we refer to Sprint Nextel Corporation as Sprint, Collie Acquisition Corp., as Merger Sub, Clearwire Corporation as Clearwire, the Company, us, our or we.

On May 21, 2013, the Company, Sprint and Merger Sub entered into a second amendment to the Merger Agreement, which we refer to as the Amendment. The effect of the Amendment is to increase the per share merger consideration payable to holders of Clearwire’s Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock, (other than shares held by Sprint, SoftBank Corp., which we refer to as SoftBank, or any of their respective affiliates) from $2.97 per share, without interest, less any applicable withholding taxes, to $3.40 per share, without interest, less any applicable withholding taxes.

The board of directors of the Company, upon the recommendation of a special committee of the board consisting of three independent and disinterested directors who are not officers or employees of the Company or Sprint designees to the Company board, and who will not have an economic interest in the Company or the surviving corporation following the completion of the Merger, which we refer to as the Special Committee, has approved the Amendment and declared it advisable.

The board of directors of the Company continues to recommend that you vote as follows:

1.	“FOR” the proposal to adopt the Merger Agreement, which we refer to as the Merger Agreement Proposal;

2.	“FOR” the proposals to amend the Company’s amended and restated certificate of incorporation to (a) increase the Company’s authorized shares of Class A Common Stock by 1,019,162,522 shares and (b) increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock and together with our Class A Common Stock as Common Stock, by 1,019,162,522 shares, which we refer to collectively as the Charter Amendment Proposal;

3.	“FOR” the proposals to authorize the issuance of (a) the Class A Common Stock and (b) the Class B Common Stock that may be issued upon (i) exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests (as defined in the proxy statement), issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal;

4.	“FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal; and

5.	“FOR” the non-binding proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the Golden Parachute Proposal.

These proposals are more fully described in the proxy statement dated April 23, 2013 and previously mailed to you on or about April 23, 2013, which we refer to in this proxy statement supplement as the proxy statement.

This proxy statement supplement provides information about the Amendment and updates the proxy statement. The information provided in the proxy statement continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement. If you need another copy of the proxy statement or this proxy statement supplement, you may request copies of the proxy statement or this proxy statement supplement, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast Bellevue, Washington 98005, Telephone: (425) 636-5828; or from our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, or collect at (212) 929-5500.

The proxy statement and this proxy statement supplement may also be accessed at the Securities and Exchange Commission, which we refer to as the SEC, website at www.sec.gov or on the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website is not part of this proxy statement supplement or the proxy statement and is not incorporated in this proxy statement supplement or the proxy statement by this or any other reference to our website provided in this proxy statement supplement or the proxy statement. See “Where You Can Find More Information,” beginning on page S-45 of this proxy statement supplement.

QUESTIONS AND ANSWERS ABOUT THE AMENDMENT TO THE MERGER AGREEMENT

The following questions and answers are intended to address briefly some commonly asked questions regarding the Amendment. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the remainder of this proxy statement supplement, the annexes to this proxy statement supplement, and, if you have not already done so, the proxy statement and the documents referred to in the proxy statement, all of which you should read carefully. See “Where You Can Find More Information.”

The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the Special Meeting and the Merger” beginning on page 96 of the proxy statement.

Q: Why am I receiving this proxy statement supplement and a new proxy card?

A: You have been sent this proxy statement supplement and a new proxy card because on May 21, 2013, the Company, Sprint and Merger Sub entered into the Amendment. This proxy statement supplement provides information about the Amendment and updates the proxy statement.

Q: What is the effect of the Amendment?

A: The effect of the Amendment is to increase the per share merger consideration, which we refer to as the Merger Consideration, payable to holders of our Class A Common Stock (other than Sprint, SoftBank, and any of their respective affiliates) from $2.97 per share, without interest, less any applicable withholding tax, to $3.40 per share, without interest, less any applicable withholding tax. A copy of the Amendment is attached as Annex S-A hereto. We encourage you to read the Amendment and this proxy statement supplement in their entirety, and if you have not already done so, to read the proxy statement in its entirety.

Q: Has the transaction otherwise changed?

A: No. Other than as set forth in the Amendment, the terms of the transaction have not changed. The proposed transaction is the acquisition by Sprint of all of the Company’s Common Stock that Sprint and its affiliates do not already own, pursuant to the Merger Agreement. If the Merger Agreement Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Sprint, will merge with and into the Company and the Company will continue as the surviving corporation. We refer to this transaction as the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Sprint and will no longer be a publicly-held corporation. In addition, as a result of the Merger, our Class A Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, we will no longer file periodic reports with the SEC on account of our Class A Common Stock, and you will no longer have any interest in our future earnings or growth.

In connection with the Merger Agreement, Clearwire, Clearwire Communications, LLC and Clearwire Finance, Inc. also entered into the Note Purchase Agreement, dated as of December 17, 2012 (as amended on January 31, 2013 and February 26, 2013), with Sprint, pursuant to which Sprint has agreed to purchase the Notes from us at our request, but subject to the conditions set forth in the Note Purchase Agreement. In order to allow Clearwire to request the full remaining amount of available financing provided by Sprint pursuant to the Note Purchase Agreement, you will also be asked to approve the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of our Class A Common Stock that you own, unless you properly exercise, and do not withdraw, your appraisal rights under the General Corporation Law of the State of Delaware, with respect to such shares. For example, if you own 100 shares of our Class A Common Stock, you will receive $340 in cash in exchange for your 100 shares of our Class A Common Stock, less any applicable withholding taxes. Upon consummation of the Merger, you will not own any shares of the capital stock of the surviving corporation.

Q: How does the Merger Consideration compare to the market price of the Company’s Class A Common Stock prior to the announcement of the Merger?

A: The Merger Consideration represents approximately a 161.5% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 60.4% premium to the closing price the day before our receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012.

Q: Has the board of directors approved the Amendment?

A: Yes, the board of directors of the Company, upon the recommendation of the Special Committee, has unanimously approved the Amendment and declared it advisable.

Q: Did the Special Committee receive an updated fairness opinion from its financial advisor?

A: Yes, on May 21, 2013, Centerview Partners LLC, which we refer to as Centerview, delivered to the Special Committee an updated fairness opinion to the effect that, as of May 21, 2013, and based upon and subject to the various assumptions and limitations set forth in the fairness opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement, as amended by the Amendment, was fair, from a financial point of view, to such holders.

Q: Did the board of directors receive an updated fairness opinion from its financial advisor?

A: Yes, on May 21, 2013, Evercore Group, L.L.C., which we refer to as Evercore, delivered to the board of directors an updated fairness opinion to the effect that, as of May 21, 2013, as of that date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger was fair, from a financial point of view, to such holders.

Q: When and where is the Special Meeting?

A: The Special Meeting of stockholders of the Company will be reconvened on May 31, 2013, at 10:30 a.m., Pacific Daylight Time at the Highland Center unless further adjourned by the Company.

Q How does the board of directors recommend that I vote?

A: The board of directors continues to unanimously recommend that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Proposal.

Approval of the proposal to adopt the Merger Agreement is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal.

Q: Who can vote at the Special Meeting?

A: Stockholders of record as of the close of business on April 2, 2013, the record date for the Special Meeting, which we refer to as the Record Date, are entitled to receive notice of, and to vote at, the Special Meeting. Each record holder of shares of our Common Stock as of the Record Date is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Common Stock that such holder owns as of the Record Date.

Q: How do I vote?

A: If you were a stockholder of record as of the Record Date, you may vote your shares on matters presented at the Special Meeting in any of the following ways:

•	in person—you may attend the Special Meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet voting is printed on your WHITE proxy card);

•	by using the toll-free telephone number noted on your WHITE proxy card; or

•	by signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our Common Stock as of the Record Date, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must have a legal proxy from your bank, brokerage firm or other nominee.

The control number located on your WHITE proxy card is designed to verify your identity and allow you to vote your shares of our Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please note that if you attend the Special Meeting in person, cameras, recording devices, cell phones and certain other electronic devices will not be permitted at the Special Meeting.

Q: What if I submitted my vote using a gold proxy card?

A: If you previously submitted your vote using a gold proxy card, we encourage you to cast your vote using the WHITE proxy card, which will revoke your vote on the gold proxy card, at any time prior to the vote on the matters at the Special Meeting or, if the Special Meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting.

Q: Why is my vote important? What happens if I do not vote?

A: If you fail to vote, either in person or by proxy, or fail to instruct your bank, broker or other nominee as to how to vote, it will have the same effect as a vote cast against the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

If you fail to vote, either in person or by proxy, or fail to instruct your bank, broker or other nominee as to how to vote, it will not have any effect on the Adjournment Proposal or the Golden Parachute Proposal.

If you abstain from voting it will have the same effect as a vote cast against all the proposals.

Q: Can I change or revoke my vote?

A: Yes. You have the right to revoke a proxy, including any proxy you may have given by submitting a gold proxy card, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a WHITE proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on changing or revoking your proxy.

Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your WHITE proxy card, as promptly as possible. You do not need to contact the dissident stockholder to revoke any previously granted proxy you may have given by submitting a gold proxy card. Your submission of your vote via the instructions in your WHITE proxy card is sufficient to revoke your gold proxy card.

Q: What do I need to do now?

A: We encourage you to carefully read the entire proxy statement supplement and its annexes, including the Amendment, as well as the proxy statement and its annexes and the Schedule 13E-3, including the exhibits attached thereto, filed by the Company, Sprint and certain of Sprint’s affiliates with the SEC. You may also obtain additional information about the Company from other documents we have filed with the SEC.

If you have not previously voted or if you wish to revoke or change your vote, even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement supplement, please submit your proxy promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of our Common Stock in your own name as the stockholder of record, please submit your proxy for your shares of our Common Stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, by using the telephone number printed on your proxy card or by following the Internet proxy instructions printed on your proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot at the Special Meeting will revoke any proxy previously submitted. If you are a beneficial owner of shares of our Common Stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q: What should I do if I have already voted?

If you already have voted for the Merger Agreement Proposal using a properly executed WHITE proxy card or otherwise voted for the Merger Agreement Proposal over the Internet or by telephone, you will be considered to have voted in favor of adoption of the Merger Agreement and do not need to do anything, unless you wish to revoke or change your vote.

Q. Who can help answer my other questions?

A. If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the proxy statement or the enclosed WHITE proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call toll-free: (800) 322-2885

or

Call collect: (212) 929-5500

SUPPLEMENT TO PROXY STATEMENT

The following information replaces or supplements the information in the specified sections of the proxy statement. The page references listed below are references to pages in the proxy statement, not this proxy statement supplement.

The references to “the Merger Agreement” throughout the proxy statement are revised to refer to the Merger Agreement as amended by the Amendment.

The references to “the Merger Agreement, as well as an amendment thereto, which are attached as Annexes A-1 and A-2 to the proxy statement” throughout the proxy statement are replaced with references to “the Merger Agreement, as well as the amendments thereto, which are attached as Annexes A-1, A-2 and S-A to the proxy statement.”

The Amendment, attached as Annex S-A hereto, the opinion of Centerview dated as of May 21, 2013, attached as Annex S-J hereto, and the opinion of Evercore dated as of May 21, 2013, attached as Annex S-K hereto, are each incorporated as annexes to the proxy statement.

SUMMARY TERM SHEET

The following information replaces or supplements the information under the heading “Summary Term Sheet” beginning on page 1 of the proxy statement.

Special Factors

The following information replaces the third bullet point on page 3 of the proxy statement.

Opinion of Financial Advisor to the Special Committee (page 50). In connection with the Special Committee’s analysis and consideration of potential strategic alternatives, including the Merger, on November 21, 2012, the Special Committee retained Centerview Partners LLC, which we refer to as Centerview, to act as its financial advisor. On May 21, 2013, Centerview delivered to the Special Committee and the Audit Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2013, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the merger consideration of $3.40 in cash per share, without interest, less any applicable withholding taxes, which amount we refer to as the Merger Consideration, to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The full text of the written opinion of Centerview, dated May 21, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex S-J to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Special Committee and the Audit Committee in connection with, and for purposes of, their consideration of the Merger and its opinion only addresses whether, as of the date of such written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. Centerview’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. For a further discussion of Centerview’s opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The following information replaces the last bullet point on page 3 of the proxy statement.

Opinion of Financial Advisor to the Board of Directors (page 62). In connection with Clearwire’s board of directors’ analysis and consideration of potential strategic alternatives, including the Merger, on December 7, 2012, Clearwire’s board of directors retained Evercore Group, L.L.C., which we refer to as Evercore, to act as financial advisor to Clearwire’s board of directors. On May 21, 2013, at a meeting of Clearwire’s board of directors, Evercore delivered its oral opinion to Clearwire’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, dated May 21, 2013, to the effect that, as of that date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger was fair, from a financial point of view, to such holders, as more fully described under the heading “Special Factors—Opinion of Financial Advisor to the Board of Directors.” The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex S-K and incorporated herein by reference. Evercore’s opinion was directed to Clearwire’s board of directors and addresses only, as of the date of such opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Class A Common Stock (other than affiliates of the Company). The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to Clearwire’s board of directors or to any other persons in respect of the Merger, including to any Clearwire shareholder as to how they should vote or act in respect of the Merger.

The following information replaces the last bullet point on page 5 of the proxy statement.

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Financing of the Merger (page 90). The receipt of financing by Sprint to consummate the Merger is not a condition to the obligations of either party to complete the Merger under the terms of the Merger Agreement. See “Special Factors—Financing of the Merger.” We anticipate that the total funds needed to complete the Merger will be approximately $2.6 billion. Sprint has informed us that it expects to fund this amount through cash on hand.

The Special Meeting

The following information replaces the first paragraph in the first bullet point on page 10.

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Time, Place and Purpose of the Special Meeting (page 136). The Special Meeting will be reconvened on May 31, 2013, starting at 10:30 a.m., Pacific Daylight Time at the Highland Center unless further adjourned by the Company.

The following information replaces the second paragraph in the third bullet point on page 12.

On May 21, 2013, the most recent practicable date before the proxy statement supplement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $3.40 per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

SPECIAL FACTORS

The following information replaces or supplements the information under the heading “Special Factors” beginning on page 14 of the proxy statement.

The references to “$2.97” in the Special Factors in the second paragraph on page 14 and the last bullet point on page 45 of the proxy statement are replaced with a reference to “$3.40.”

Background of the Merger

The section of the Special Factors titled “Background of the Merger” beginning on page 14 of the proxy statement describes the background of the transaction up to and including April 22, 2013. The discussion below supplements that description up to and including the date of this supplement. For litigation developments subsequent to the date of the proxy statement, see “Litigation Related to the Merger.”

On April 23, 2013, Clearwire began mailing to its stockholders of record as of the close of business on the record date a definitive proxy statement relating to a special meeting of its stockholders to take place on Tuesday, May 21, 2013. Following the mailing of the definitive proxy statement, Clearwire and its representatives began contacting and attending in person meetings with Clearwire stockholders to solicit proxies in favor of the proposals.

During May 2013, a number of Clearwire’s minority stockholders made public statements and filings in opposition to the Merger. Crest Financial Limited, in particular, actively solicited proxies in opposition to the Merger.

On May 6, 2013 and May 13, 2013, respectively, Clearwire issued public statements and letters to its stockholders recommending that Clearwire stockholders vote for the proposed merger with Sprint, highlighting the significant benefits to Clearwire stockholders of the proposed merger and addressing statements by Crest Financial Limited regarding the proposed merger with which Clearwire disagreed.

On May 10, 2013, Institutional Shareholder Services Inc., an independent U.S. proxy advisory firm, recommended that Clearwire’s stockholders vote for the proposals. Also on May 10, 2013, Glass Lewis & Co., another independent U.S. proxy advisory firm, recommended that Clearwire stockholders vote against the proposals. Both of their recommendations were made prior to the parties entering into the amendment.

On the evening of May 20, 2013, Mr. Stanton received a call from Mr. Hesse during which call Mr. Hesse stated that Sprint’s board of directors had authorized an increase in the merger consideration from $2.97 per share without interest to $3.40 per share without interest. Mr. Hesse further stated that this represented Sprint’s best and final offer to Clearwire’s unaffiliated stockholders.

Later on May 20, 2013, Sprint delivered to the Clearwire board of directors a proposal for amending the Merger Agreement to increase the merger consideration payable to unaffiliated holders of Clearwire’s Class A Common Stock from $2.97 per share, without interest, to $3.40 per share, without interest. The Sprint proposal further stated that the revised offer was conditioned on the Company holding the adjourned Special Meeting of stockholders on May 29, 2013 or May 30, 2013.

On the morning of May 21, 2013, the Special Committee met via telephone to consider the terms of the amendment. Representatives of Clearwire management, Centerview, Evercore, Simpson Thacher, Richards Layton and Kirkland & Ellis attended the meeting. The Special Committee discussed the Sprint amendment. Kirkland & Ellis and Simpson Thacher reviewed the material terms of the amendment. Representatives of

Centerview reviewed certain financial analyses of the revised offer and, after discussion, delivered Centerview’s opinion to the Special Committee and the Audit Committee to the effect that, as of May 21, 2013, and based upon and subject to the various assumptions and limitations set forth in Centerview’s written opinion, the revised Merger Consideration of $3.40 per share without interest to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) was fair, from a financial point of view, to such holders. Following this report, representatives of Simpson Thacher reminded the Special Committee of its fiduciary duties in considering the amendment. The members of the Special Committee then discussed the terms of the amendment relating to the requirements around holding the Special Meeting. The members of the Special Committee confirmed that they were supportive of the proposed amendment subject to the provisions of the Merger Agreement governing the circumstances under which the Special Meeting could be delayed not being modified other than to reconvene the originally scheduled Special Meeting on May 31, 2013.

On May 21, 2013, in light of the revised offer, Clearwire adjourned the Special Meeting of stockholders, which was opened and closed without conducting any business. The Company announced at the Special Meeting of stockholders that it will reconvene, as provided for in the amendment, the Special Meeting on Friday, May 31, 2013.

Following the Special Committee meeting, representatives of Kirkland & Ellis discussed the requested changes to the terms of the amendment with representatives of Skadden and Sprint subsequently agreed to the changes to the terms of the amendment requested by the Special Committee.

Prior to the meetings described below, Mr. Hersch spoke to Mr. Schell regarding the revised terms of the amendment and Mr. Schell, who was unable to attend the board meeting described below, indicated his support for the amendment.

As of May 21, 2013, the Company and DISH had not had any substantive discussions since DISH had made an unsolicited offer to acquire Sprint on April 15, 2013, and the Company did not believe that DISH was likely to offer a higher price for the Company’s Class A Common Stock than the $3.40 per share without interest that Sprint had offered.

Later in the day on May 21, 2013, the Clearwire board of directors met in a joint session with the Special Committee and the Audit Committee. Representatives of Clearwire management, Evercore, Centerview, Kirkland & Ellis, Simpson Thacher and Richards Layton attended the meeting. Kirkland & Ellis reviewed the material terms of the amendment, including the changes that had been agreed upon to make the terms of the amendment regarding the holding of the Special Meeting consistent with the existing terms of the merger agreement. Mr. Hersch summarized for the Board, the Special Committee’s meeting that occurred earlier in the day and the fairness opinion presented to the Special Committee by Centerview. Following additional discussions, the Special Committee determined that, among other things, (i) the revised Merger Agreement and the transactions contemplated thereby, including the merger, when compared with other potential transactions reasonably available to the Company at that time, was the most favorable potential transaction to the Company’s unaffiliated stockholders, (ii) the terms of the revised Merger Agreement and the merger were advisable, fair to and in the best interest of the Company’s unaffiliated stockholders, (iii) the Special Committee recommended that the Company’s board of directors approve the revised Merger Agreement and (iv) the Special Committee recommended that the Company’s board of directors declare the advisability of the revised Merger Agreement to the Company’s stockholders and recommend the adoption of the revised Merger Agreement by the Company’s stockholders; and the Audit Committee adopted resolutions to the effect that, among other things, (A) the revised Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interest of the Company and its stockholders, (B) the revised Merger Agreement and the transactions contemplated thereby, was approved for all purposes of the Audit Committee Charter and the Equityholders’ Agreement, and (C) the Audit Committee recommended that the Company’s board of directors declare the advisability of the revised Merger Agreement to the Company’s stockholders and recommend the adoption of the revised Merger Agreement by the Company’s stockholders. A discussion then ensued regarding the events leading up to Sprint’s revised offer. Mr. Stanton noted for the board of directors that discussions with DISH had not resulted in receipt of an actionable proposal. He also noted that the Company had not received an actionable proposal in connection with Verizon’s preliminary indication of interest in buying approximately 5 billion MHz-POPs of spectrum leases located in the Company’s top 25 largest markets for a gross price of approximately $1.0 to $1.5 billion, less the present value of the spectrum leases, which the board of directors had been previously informed would only yield after-tax net proceeds to the Company of between approximately $550 million and $850 million. Following this discussion, representatives of Evercore reviewed certain financial analyses of the revised offer and, after discussion, delivered Evercore’s opinion that, as of May 21, 2013, and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its written opinion, the revised Merger Consideration to be paid to the unaffiliated holders of shares of Class A Common Stock pursuant to the Merger was fair, from a financial point of view, to such holders. Following the receipt of Evercore’s opinion and the recommendation of the Special Committee, the two members of the Audit Committee present approved the revised Merger Agreement and recommended it be submitted to the Company’s stockholders for adoption. Next, the six directors who are disinterested and not designated by Sprint on the Company’s board of directors unanimously approved the revised Merger Agreement and the transactions contemplated thereby, including the Merger. Following the action of the six directors who are disinterested and not designated by Sprint, the Company’s board of directors unanimously determined by the directors present and voting that, among other things, (i) the revised Merger Agreement, and the Merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) the revised Merger Agreement is authorized and approved for all purposes by the Company’s board of directors or any subset of the directors on the Company’s board of directors as may be required under the Equityholders’ Agreement, (iii) the adoption of the revised Merger Agreement, be submitted to the Company’s stockholders for consideration, and (iv) recommended that the stockholders of the Company vote their shares of Common Stock in favor of the adoption of the revised Merger Agreement.

On May 21, 2013, following the approval of the Clearwire board of directors, the parties executed and delivered the amendment.

On May 22, 2013, the Company issued a press release stating that the Company’s board of directors had approved the Amendment and recommended that the Company’s stockholders vote in favor of adopting the revised Merger Agreement at the Special Meeting to be reconvened on May 31, 2013.

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger

The following information replaces the first sentence on page 40 of the proxy statement.

Pursuant to resolutions of the Special Committee, dated December 16, 2012, adopted at a meeting of the Special Committee held on December 16, 2012, and additional resolutions of the Special Committee, dated May 21, 2013, adopted at a meeting of the Special Committee held on May 21, 2013, the Special Committee determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interest of the holders of Class A Common Stock (other than affiliates of the Company) and the Special Committee recommended that the Clearwire board of directors (i) approve the Merger Agreement, the agreements related thereto and the transactions contemplated thereby, including the Merger, (ii) declare the advisability of the Merger Agreement to the stockholders of Clearwire and (iii) recommend the adoption of the Merger Agreement by the stockholders of Clearwire.

The following information replaces the second to last bullet point on page 40 of the proxy statement.

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the fact that the Merger Consideration represents (i) an approximately 60.4% premium to the closing price of our Common Stock on November 20, 2012, the trading day immediately prior to the date of the receipt of the initial non-binding offer from Sprint of $2.60 per share and (ii) an approximately 161.5% premium to the closing price of our Common Stock on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with Clearwire speculated to be a part of the transaction.

The following information replaces the last bullet point on page 41 of the proxy statement.

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the oral opinion of Centerview rendered at a joint meeting of the Special Committee and the Audit Committee on May 21, 2013, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2013, to the Special Committee and the Audit Committee, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under “—Opinion of Financial Advisor to the Special Committee;”

The following information replaces the first and second bullet point on page 42 of the proxy statement.

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the presentation of Centerview in support of its opinion presented to the Special Committee at the May 21, 2013 meeting of the Special Committee as more fully described under “—Opinion of Financial Advisor to the Special Committee”;

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the presentations made by Centerview at multiple meetings of the Special Committee prior to the May 21, 2013 meeting of the Special Committee with respect to Centerview’s view of the possible strategic alternatives available to the Company, including the restructuring alternative and the Preliminary 2012 DISH Proposal, in each case which Centerview noted did not appear to be equally attractive alternatives to the final Sprint transaction, including for the reasons described above;

The following information replaces the fourth bullet point on page 42 of the proxy statement.

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the fact that under the Merger Agreement the public stockholders of Clearwire will receive (i) a higher per share consideration than the $2.26 per share that Google received for its Common Stock on March 1, 2012 and (ii) a higher per share consideration than the $1.37 per share that Time Warner received for its Common Stock on October 3, 2012;

The following information replaces the seventh bullet point on page 42 of the proxy statement.

•	the fact that Sprint confirmed in its offer letter on May 20, 2013 that the revised merger consideration of $3.40 per share was its best and final offer;

The following information replaces the fifth bullet point on page 45 of the proxy statement.

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the fact that the Special Committee received an oral opinion rendered at the Special Committee meeting on May 21, 2013, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2013, to the Special Committee and the Audit Committee, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under “—Opinion of Financial Advisor to the Special Committee”;

Position of Sprint Parties Regarding the Fairness of the Merger

The following information replaces the first, second, third, fifth and sixth bullet points on page 47 of the proxy statement.

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the Merger Consideration represents approximately a 161.5% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 60.4% premium to the closing price the day before the Company’s receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012;

•	the Merger Consideration represents approximately a 30.8% premium to Sprint’s initial $2.60 per share non-binding indication of interest;

•	the price of $0.24 per MHz-POP for the Company’s spectrum portfolio, including owned and leased spectrum, is consistent with historical precedents for similar spectrum assets;

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the fact that another significant stockholder of the Company, Eagle River agreed to a blended price of $2.97 per share (plus, subject to certain conditions, additional consideration to the extent Sprint, as purchaser of the Eagle River Common Stock, later acquired Common Stock for a higher price) for the sale of its Class A Common Stock and Class B Common Stock in October 2012 after Sprint confirmed its discussions with SoftBank;

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the fact that Comcast, Bright House and Intel, who collectively own approximately 13% of the Company’s voting shares or approximately 26% of the non-Sprint voting shares, have agreed to vote their shares in favor of the Merger Agreement Proposal, and in certain circumstances where the Merger Agreement Proposal is not approved by the Company’s stockholders, to offer to sell their equity securities in the Company and Clearwire Communications to the other equityholders (including Sprint) at a price equal to the Merger Consideration for each share, as described in “The Voting and Support Agreement” and “The Agreement Regarding Right of First Offer”;

The following information replaces the fifth bullet on page 48 of the proxy statement.

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although consummation of the Merger is conditioned on prior consummation of the Sprint-SoftBank Merger, Sprint believes the consummation of the Sprint-SoftBank Merger is likely to occur by mid-2013, subject to the outcome of the Sprint board and special committee process established by Sprint to consider the unsolicited acquisition proposal received by Sprint from DISH.

Opinion of Financial Advisor to the Special Committee

The following information supplements the section of the Special Factors titled “Opinion of Financial Advisor to the Special Committee” on page 50 of the proxy statement.

In connection with the Special Committee’s analysis and consideration of potential strategic alternatives, including the Merger, on November 21, 2012, the Special Committee retained Centerview to act as its financial advisor. On May 21, 2013, Centerview delivered to the Special Committee and the Audit Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2013, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated May 21, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex S-J to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Special Committee and the Audit Committee in connection with, and for purposes of, their consideration of the Merger and its opinion only addresses whether, as of the date of such written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. Centerview’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Summary of Centerview’s Opinion

In connection with rendering its opinion and performing its related financial analyses, Centerview reviewed, among other things:

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the Merger Agreement (including a draft dated May 20, 2013 of the Amendment) and certain documents related to the issuance of Clearwire Communications’ and Clearwire Finance’s 1.00% Exchangeable Notes due 2018;

•	the Annual Reports on Form 10-K of the Company for the years ended December 31, 2009, 2010, 2011 and 2012;

•	certain interim reports to stockholders, including Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Centerview by the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company (including the Single-Customer Case and the Multi-Customer Case more fully described below under “—Prospective Financial Information”) and furnished to Centerview by the Company, which Centerview refers to collectively throughout this section as the internal data (which internal data is the same as the information described under “—Prospective Financial Information”).

Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data, the issuance of the Notes and the strategic rationale for the Merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, and Centerview compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant. In addition, Centerview conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of the opinion and have, with the consent of the Special Committee, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the direction of the Special Committee, that the internal data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the direction of the Special Committee, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions upon which it is based. In addition, at the direction of the Special Committee, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the direction of the Special Committee, that the final executed Amendment would not differ in any respect material to Centerview’s analysis or opinion from the draft, dated May 20, 2013, of the Amendment reviewed by Centerview and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion. In addition, Centerview assumed that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview did not evaluate and expressed no opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view in its opinion as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with Centerview’s engagement and at the direction of the Special Committee, Centerview was requested to approach, and Centerview held discussions with, selected third parties to solicit indications of interest in the possible acquisition of certain assets of the Company. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, to the holders of our Class A Common Stock (other than affiliates of the Company), as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview was not asked to and did not express any view in the opinion on, and Centerview’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of the issuance of the Notes or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors, or other constituencies of the Company or any party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Merger, whether relative to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of the date of the written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm the opinion based on circumstances, developments or events occurring after the date of the written opinion.

Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how any such stockholder or other person should vote or otherwise act with respect to the Merger or any other matter.

Centerview’s financial advisory services and the opinion expressed in the written opinion were provided for the information and assistance of the Special Committee and the Audit Committee in connection with and for purposes of their consideration of the Merger. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of transaction and that were reviewed with the Special Committee and the Audit Committee, in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 20, 2013 (the last trading day prior to the date that Centerview delivered its oral opinion to the Special Committee and the Audit Committee) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Centerview reviewed, for reference and informational purposes only, the historical trading prices and volumes of the shares of Company Class A Common Stock for the 52-week period ended December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) and for the 52-week period ended May 20, 2013. Centerview noted that the 52-week closing price low and the 52-week closing price high of the shares for the 52-week period ended December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) were $0.90 and $2.69 per share, respectively, and that the 52-week closing price low and the 52-week closing price high of the shares for the 52-week period ended May 20, 2013 were $0.90 and $3.44 per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the range derived from the analysis for the 52-week period ended December 10, 2012 and within the range derived from the analysis of the 52-week period ended May 20, 2013.

Analyst Price Targets Analysis

Centerview reviewed, for reference and informational purposes only, stock price targets of 6 research analysts for shares of Company Class A Common Stock reflected in certain publicly available Wall Street research analyst reports.

The stock price targets for shares of Company Class A Common Stock and the report date for each stock price target were as follows:

Firm	Report Date	Stock Price Target
Wells Fargo	May 2013	$2.97
Davidson	April 2013	$2.97
Guggenheim Partners	April 2013	$3.00
Macquarie Capital	April 2013	$3.50
Jefferies & Company	April 2013	$3.15
UBS AG	April 2013	$3.00

The stock prices targets in the table above represent one-year price targets, other than in the case of Wells Fargo, where timing of target achievement is not given.

Centerview noted that the low and high analyst stock price targets in such research analyst reports ranged from $3.00 to $3.15 (excluding the highest and lowest price targets) per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the range derived from this analysis.

Selected Precedent Spectrum Transactions Analysis

Centerview analyzed certain information relating to selected precedent transactions involving acquisitions of spectrum blocks in the 2.5 GHz, WCS and MSS spectrum bands that Centerview, based on its experience and professional judgment and conversations with senior management and representatives of the Company, deemed comparable to the Company’s spectrum assets and the Merger for purposes of this analysis. In addition, Centerview took into account the preliminary non-binding proposal by DISH on December 6, 2012 to acquire certain spectrum assets of the Company, which proposal we refer to as the Preliminary 2012 DISH Proposal, the preliminary non-binding proposal by Verizon on April 8, 2013 to acquire certain spectrum assets of the Company, which proposal we refer to as the Preliminary 2013 Verizon Proposal, as well as the blended price paid by Sprint to purchase the shares of Class A Common Stock and Class B Common Stock held by Eagle River and certain of its affiliates. The transactions analyzed were:

Preliminary Proposals

Date Announced	Seller	Acquiror	Proposed Transaction Value / MHz-POP
Not applicable	Clearwire Corporation	DISH Network Corporation	$0.216
Not applicable	Clearwire Corporation	Verizon	$0.220-0.300

2.5 GHz Spectrum

Date Announced	Seller	Acquiror	Transaction Value /MHz-POP
October 18, 2012	Eagle River Holdings, LLC (Clearwire Class A and Class B Common Shares)	Sprint Nextel Corporation	$0.211
May 7, 2008	Sprint Nextel Corporation	Clearwire Corporation	$0.255
February 15, 2007	BellSouth Corporation	Clearwire Corporation	$0.176

WCS Spectrum

Date Announced	Seller	Acquiror	Transaction Value /MHz-POP
August 2, 2012	NextWave Wireless, Inc.	AT&T Inc.	$0.211(a)

(a)	Includes C/D blocks not immediately usable due to requirement for “guard bands.” Excluding “guard bands” yields implied transaction value / MHz-POP of $0.37.

MSS Spectrum

Date Announced	Seller	Acquiror	Transaction Value /MHz-POP
June 14, 2011	Terrestar Networks Inc.	DISH Network Corporation	$0.209
February 1, 2011	DBSD North America, Inc.	DISH Network Corporation	$0.227
September 23, 2009	SkyTerra Communications, Inc.	Harbinger Capital Partners Funds (LightSquared)	$0.247

While none of the transactions used in this analysis are identical or involve spectrum assets directly comparable to the Company’s spectrum assets or the Merger, the selected transactions were chosen because they involved spectrum blocks that were considered by Centerview to be most similar to the Company’s spectrum assets for purposes of Centerview’s analysis. In addition to the foregoing transactions, Centerview also reviewed certain information relating to selected precedent transactions involving acquisitions of spectrum blocks in the advanced wireless services, which we refer to as AWS, spectrum. Such transactions were not included in this analysis because Centerview, based on its experience and professional judgment and conversations with senior management and representatives of the Company, considered AWS spectrum insufficiently comparable to the Company’s spectrum assets for purposes of Centerview’s analysis due to, among other things, the fact that (i) AWS spectrum has lower frequencies which allow for better propagation characteristics and more effective penetration of foliage and buildings, (ii) AWS spectrum is subject to a different licensing scheme than spectrum in the 2.5 GHZ block, which utilizes non-standard geographic classifications and involves the management of multiple licenses and lessors, and (iii) there is generally a higher demand for AWS spectrum due to the fact that many industry participants already own significant blocks of AWS spectrum.

For each of the selected transactions, based on publicly available information, the Preliminary 2012 DISH Proposal and the Preliminary 2013 Verizon Proposal, Centerview calculated and compared the transaction value (or proposed transaction value) per MHz-POP, which is the product derived from multiplying the number of megahertz associated with a spectrum license by the population of the license’s service area.

This analysis indicated a minimum transaction value per MHz-POP of $0.176 and a maximum transaction value per MHz-POP of $0.255 (excluding the preliminary proposals). Centerview then applied this range to the Company’s 47.0 billion MHz-POPs based on the internal data and adjusted the resulting transaction values by the Company’s June 30, 2013 projected net debt balance (including the net present value of spectrum leases) as provided by the Company’s management. This analysis resulted in an illustrative implied equity value range of approximately $1.55 to $3.75 per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis. Centerview noted that the Merger Consideration to be paid to the holders of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement implied a transaction value per MHz-POP of $0.242. Centerview noted that the implied transaction value per MHz-POP of $0.242 was within the range of implied transaction value per MHz-POP derived from this analysis.

Premiums Paid Analysis

Cash Transactions

Utilizing a publicly available transaction research database, Centerview identified cash only transactions for U.S.-based, publicly-traded, non-financial and non-real estate target companies with equity values ranging between $1 billion and $5 billion, announced since January 1, 2009 for which there were relevant premiums paid data, of which there were 115 transactions. Centerview analyzed the premiums paid in such transactions based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company 1-day, 1-week and 4-weeks prior to the announcement date of such transaction.

The following table presents the results of this analysis with respect to the selected transactions:

	1-Day Premium	1-Week Premium	4-Week Premium
25th Percentile	20%	23%	26%
Median	32%	35%	36%
Mean	37%	38%	45%
75th Percentile	44%	44%	51%

Based on the foregoing, Centerview applied the median 1-day premium of 32% to the closing price of the shares of our Class A Common Stock on November 20, 2012 (the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger) of $2.12 and the mean 1-day premium of 37% to the closing price of the shares of our Class A Common Stock on December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) of $2.40.

This analysis resulted in an illustrative implied equity value range of approximately $2.80 to $3.30 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

In addition, Centerview applied the median 1-day premium of 32% to the closing price of the shares of our Class A Common Stock on October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace) of $1.30. This analysis extended the above referenced range and resulted in an illustrative implied equity value range of approximately $1.70 to $3.30 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration in cash to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

Minority Buy-Outs

Centerview reviewed premiums paid for U.S.-based publicly-traded companies in 9 cash-only transactions with transaction equity value greater than $1.0 billion, involving majority holders’ buyout of minority holders that Centerview, based on its experience and professional judgment, deemed comparable to the Company and the Merger for purposes of this analysis. These transactions were:

Date Announced	Target	Acquiror	1-Day Premium	1-Week Premium	4-Week Premium
June 2, 2010	Gerdau Ameristeel Corp.	Gerdau Steel North America Inc.	53.4%	57.1%	56.9%
September 4, 2009	Odyssey Re Holdings Corp.	Fairfax Financial Holdings Ltd.	30.0%	29.9%	39.9%
August 12, 2008	UnionBanCal Corp.	Mitsubishi UFJ Financial Group Inc.	27.2%	29.5%	104.4%
July 21, 2008	Genentech, Inc.	Roche Holding AG	16.1%	26.0%	28.1%
March 10, 2008	Nationwide Financial Services, Inc.	Nationwide Mutual Insurance Company	40.2%	31.0%	31.0%
November 20, 2006	TD Banknorth Inc.	TD Bank Financial Group	7.3%	9.1%	8.6%
February 6, 2006	Lafarge North America Inc.	Lafarge S.A.	33.8%	34.4%	40.5%
September 1, 2005	7-Eleven, Inc.	Seven & I Holdings Co., Ltd.	32.3%	31.0%	14.1%
August 2, 2004	Cox Communications, Inc.	Cox Enterprises, Inc.	26.0%	24.6%	25.2%

Centerview analyzed the premiums paid in the above transactions based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company 1-day, 1-week and 4-weeks prior to the announcement date of such transaction.

The following table presents the results of this analysis with respect to the selected transactions:

	1-Day Premium	1-Week Premium	4-Week Premium
Minimum	7.3%	9.1%	8.6%
Mean	29.6%	30.3%	38.8%
Median	30.0%	29.9%	31.0%
Maximum	53.4%	57.1%	104.4%

Based on the foregoing, Centerview applied the median 1-day premium of 30% to the closing price of the shares of our Class A Common Stock on November 20, 2012 (the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger) of $2.12 and to the closing price of shares of our Class A Common Stock on December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) of $2.40.

This analysis resulted in an illustrative implied equity value range of approximately $2.75 to $3.10 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

In addition, Centerview applied the median 1-day premium of 30% to the closing price of the shares on October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace) of $1.30 of our Class A Common Stock. This analysis extended the above referenced range and resulted in an illustrative implied equity value range of approximately $1.70 to $3.10 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on two sets of financial projections of the Company for the second half of fiscal 2013 and for fiscal years 2014 through 2020 prepared by management of the Company: (1) a Single-Customer Case, which we refer to as the SCC, which assumes Sprint will remain the Company’s only major wholesale customer, and (2) a Multi-Customer Case, which we refer to as the MCC, which assumes the Company would achieve substantial non-Sprint network traffic beginning in 2014. See “—Prospective Financial Information.” The financial projections did not reflect any potential proceeds from the hypothetical divestiture of any of the Company’s excess spectrum assets.

Based on each of the SCC and the MCC, Centerview calculated the forecasted unlevered free cash flows of the Company and determined a terminal value for the Company assuming a perpetuity growth rate range of 1% to 3% based on Centerview’s experience and professional judgment, which was informed, in part, by the EBITDA multiples implied by the terminal value calculated assuming various perpetuity growth rates. Centerview then discounted to present value (utilizing a mid-year discounting convention and discounting back to July 1, 2013) the unlevered free cash flows of the Company and the terminal value, in each case using discount rates ranging from 10.0% to 17.5%, reflecting a range of Centerview’s estimates of the Company’s weighted average cost of capital based on Centerview’s review of the Company’s weighted average cost of capital implied by (i) the Company’s cost of equity derived using the capital asset pricing model and (ii) the yield on the Company’s outstanding traded debt securities. For each, Centerview reviewed values at December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press), October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and Softbank were first confirmed in the marketplace) and October 11, 2011 (the trading day on which the Company’s outstanding traded debt securities were traded at a price that implied the maximum yield to worst on these securities) and May 20, 2013 (the trading day prior to the rendering of Centerview’s opinion). In performing this analysis, Centerview also took into account the present value of the Company’s net operating losses based on the estimated utilization of the Company’s net operating losses per the Company’s management, discounted at a cost of equity ranging from 13% to 26%, which was based on Centerview’s estimate of the

Company’s cost of equity assuming a weighted average cost of capital ranging from 10.0% to 17.5%, the Company’s after-tax cost of debt and the Company’s ratio of debt to capitalization.

This analysis resulted in an illustrative implied equity value range of approximately ($2.26) to $0.68 per share of our Class A Common Stock based on the SCC and $3.23 to $13.92 per share of our Class A Common Stock based on the MCC. Centerview compared the results of the above analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis based on the MCC and above the illustrative range of implied equity values per share derived from this analysis based on the SCC.

Centerview noted, however, that its assessment of the results of the discounted cash flow analysis was impacted by (1) with respect to the MCC, the fact that Centerview had been informed by the management of the Company that there were significant historical and continuing challenges and uncertainty in its ability to attract additional wholesale spectrum customers, and (2) the fact that based on management estimates, both the SCC and the MCC are expected to require significant amounts of capital to fully finance the corresponding business plans (approximately $3.5 billion of peak cumulative cash shortfalls for the SCC in 2017 and approximately $2.1 billion of peak cumulative cash shortfalls for the MCC in 2015), which may not be available to the Company.

Other Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in the analyses is identical to the Company or the Merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies and assets analyzed. The estimates contained in the analyses and the ranges of implied valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty. Centerview prepared the above analyses for the purpose of providing its opinion to the Special Committee and the Audit Committee regarding whether, as of the date of the written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

The opinion and analyses of Centerview were only one of many factors taken into consideration by the Special Committee and the Audit Committee in their respective evaluations of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee, the Audit Committee, the Board of Directors or the Company’s management with respect to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company)

pursuant to the Merger Agreement or as to whether the Special Committee, the Audit Committee or the Board of Directors would have been willing to determine that a different consideration was fair.

Centerview is a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. Centerview has not in the past two years provided investment banking or other services to the Company. Centerview has not in the past two years provided, and is not currently providing, investment banking or other services to Sprint or SoftBank. Centerview may provide investment banking or other services to the Company, Sprint or SoftBank, or their respective affiliates in the future, for which Centerview may receive compensation.

Under the terms of Centerview’s engagement letter with the Special Committee, Centerview advised the Special Committee that, to the knowledge of Centerview, its controlled affiliates and the principal members of the team working on its engagement, none of Centerview, its controlled affiliates and the principal members of the team working on its engagement had any direct material economic interests in the Company, Sprint or Softbank, other than potential economic interests in accounts over which both (i) such person has no influence or control and (ii) such person has no knowledge of the holdings of such accounts.

In choosing a financial advisor, the Special Committee members discussed whether to engage a number of potential internationally recognized financial services firms to act as financial advisor, including Centerview, based on the knowledge of the members of the Special Committee of firms with expertise in transactions similar to the Merger. The members of the Special Committee then interviewed Centerview and, after consideration and confirmation that Centerview did not have a conflict of interest, selected Centerview as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience and expertise in transactions similar to the Merger. Centerview has acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the Merger. In consideration of Centerview’s services, under the terms of Centerview’s engagement letter with the Special Committee, Centerview will receive a transaction fee which is estimated as of May 21, 2013 to be approximately $11.7 million, $1 million of which was non-contingent and paid upon the engagement of Centerview, $2 million of which was paid upon the public announcement of the execution of the Merger Agreement, and the remainder of which will become payable upon the consummation of the Merger. The Special Committee was aware of this fee structure, as well as the fact that Centerview would be entitled to receive a transaction fee in the event the Company entered into certain alternative transactions and an expiration fee if the engagement is terminated under certain circumstances and took such information into account in considering the Centerview opinion and in making its recommendations to the Company board. The Company has also agreed to reimburse Centerview for certain expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Opinion of Financial Advisor to the Board of Directors

The following information supplements the section of the Special Factors titled “Opinion of Financial Advisor to the Board of Directors” on page 62 of the proxy statement.

Opinion of Financial Advisor to the Board of Directors

In connection with Clearwire’s board of directors’ analysis and consideration of potential strategic alternatives, including the Merger, on December 7, 2012, Clearwire’s board of directors retained Evercore to act as financial advisor to Clearwire’s board of directors. On May 21, 2013, at a meeting of Clearwire’s board of directors, Evercore delivered its oral opinion to Clearwire’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, dated May 21, 2013, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of our Class A

Common Stock (other than affiliates of the Company) pursuant to the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated May 21, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex S-K. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to Clearwire’s board of directors and addresses, as of the date of such opinion, only the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of our Class A Common Stock (other than affiliates of the Company). The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to Clearwire’s board of directors or to any other persons in respect of the proposed Merger, including to any Clearwire shareholder as to how any such holder should vote or act in respect of the proposed Merger. Evercore’s opinion does not address the relative merits of the proposed Merger as compared to other business or financial strategies that might be available to Clearwire, nor does it address the underlying business decision of Clearwire to engage in the proposed Merger. The summary of the Evercore opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex S-K.

In connection with rendering its opinion, Evercore has, among other things:

(i)	reviewed certain publicly available business and financial information relating to Clearwire that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Clearwire prepared and furnished to Evercore by management of Clearwire;

(iii)	reviewed certain non-public projected financial data relating to Clearwire prepared and furnished to Evercore by management of Clearwire (including the Single-Customer Case and Multi-Customer Case more fully described below under “—Prospective Financial Information”), which we refer to as the Management Projections (which data is the same as the data contained in “—Prospective Financial Information”);

(iv)	discussed with management of Clearwire, Clearwire’s past and current operations, financial projections and current financial condition, including Clearwire’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

(v)	reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

(vi)	compared the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

(vii)	reviewed the Merger Agreement dated December 17, 2012, and a draft of the amendment to the Merger Agreement dated May 21, 2013 which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any material respect to Evercore’s analysis;

(viii)	reviewed the Note Purchase Agreement, dated December 17, 2012, the First Amendment to Note Purchase Agreement, dated January 31, 2013, the Second Amendment to Note Purchase Agreement, dated February 26, 2013, and the indenture relating to the Notes, dated March 1, 2013; and

(ix)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the Management Projections, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Clearwire as to the future financial performance of Clearwire under the business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to Clearwire or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the proposed Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Clearwire or the consummation of the proposed Merger or materially reduce the benefits to the holders of the Class A Common Stock in the proposed Merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Clearwire, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Clearwire under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as can be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion. Clearwire advised Evercore that as of the date of the opinion, Clearwire did not expect to generate cumulative positive cash flows during the next twelve months after the date of the Evercore opinion, that Clearwire would need to raise substantial additional capital to fund its business and meet its financial obligations beyond the next twelve months after the date of the Evercore opinion and that the ability of Clearwire to successfully fulfill its additional capital needs in a timely manner was uncertain. In arriving at its opinion, Evercore took these views into account, as well as the impact of Clearwire’s liquidity position and capital needs on the execution of Clearwire’s business plan.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, as of the date of the Evercore opinion, to the holders of the Class A Common Stock (other than affiliates of the Company), from a financial point of view, of the Merger Consideration as of the date of its opinion. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Clearwire, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Clearwire, or any class of such persons, whether relative to the Merger Consideration to be paid to the holders of the Class A Common Stock (other than affiliates of the Company) or otherwise. Evercore did not express any view on, and its opinion did not address, the fairness of the transactions contemplated by the Note Purchase Agreement or the values of the constituent elements of that transaction. Evercore assumed that any modification to the structure of the transaction will not affect its analysis in any material respect. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Evercore, nor did it address the underlying business decision of Clearwire to engage in the proposed Merger.

In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Class A Common Stock or any business combination or other extraordinary transaction involving Clearwire. Evercore’s opinion did not constitute a recommendation to the board of directors or to any other persons in respect of the proposed Merger, including as to how any holder of shares of Class A Common Stock should vote or act in respect of the proposed Merger. Evercore expressed no opinion as to the price at which shares of Clearwire will trade at any time. Evercore’s opinion noted

that it is not a legal, regulatory, accounting or tax expert and Evercore assumed the accuracy and completeness of assessments by Clearwire and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the board of directors or our management with respect to the proposed Merger or the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company). Consequently, the analyses as described below should not be viewed as determinative of the opinion of the Clearwire board of directors with respect to the Merger Consideration or of whether the Clearwire board of directors would have been willing to agree to different consideration.

Set forth below is a summary of the material financial analyses reviewed by Evercore with Clearwire’s board of directors on May 21, 2013 in connection with rendering the Evercore opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 20, 2013, the most recent trading day before delivery of the opinion, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting its analysis, Evercore used various methodologies to review the valuation of Clearwire to assess the fairness of the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company). Specifically, Evercore conducted analyses of precedent premia paid analysis, selected publicly-traded companies, selected precedent spectrum transactions, discounted cash flow, which we refer to as DCF, historical share price, and research analyst price targets. However, Evercore only relied upon the analyses of precedent premia paid analysis, selected publicly-traded companies, selected precedent spectrum transactions and DCF for purposes of its opinion.

Analysis of Precedent Premia Paid

Evercore conducted a precedent premia paid analysis by analyzing three categories of transactions since January 1, 2000. A description of each of the categories is provided below.

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All cash transactions wherein equity value purchased was greater than $500 million but less than $10 billion, which we refer to as All Cash transactions, in which the acquirer purchased 100% of the target. There were 611 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 26.6%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 28.5%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 31.7%.

•

All cash transactions wherein equity value purchased was greater than $500 million by an acquirer who already had a less than 50% ownership in the target and acquired the rest of the equity stake increasing its ownership to 100%, which we refer to as Minority-Led transactions. There were 23 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 30.2%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 32.7%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 44.5%.

•

All cash transactions wherein equity value purchased was greater than $500 million by an acquirer who already had a greater than 50% ownership in the target and acquired the rest of the equity stake increasing its ownership to 100%, which we refer to as Majority-Led transactions. There were 16 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 25.8%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 27.7%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 24.7%.

Evercore applied these premia above to Clearwire’s closing share price one day, one week and four weeks prior to the speculation in the markets about the Sprint-SoftBank Merger on October 11, 2012 and to Clearwire’s closing share price one day, one week and four weeks prior to Sprint’s initial proposal to acquire the non-Sprint equity stake in Clearwire on November 21, 2012. The results are provided in the table below.

		Implied Share Price
	Share Price	All Cash	Minority-Led	Majority-Led
Prior to Sprint-SoftBank Speculation (10/11/12)
1-Day Prior	$1.30	$1.65	$1.69	$1.64
1-Week Prior	$1.34	$1.72	$1.78	$1.71
4-Weeks Prior	$1.63	$2.15	$2.36	$2.03

Prior to Initial Sprint Proposal (11/21/12)
1-Day Prior	$2.12	$2.68	$2.76	$2.67
1-Week Prior	$2.22	$2.85	$2.95	$2.84
4-Weeks Prior	$1.91	$2.52	$2.76	$2.38

Based on the above table, Evercore selected the high to low range of implied share prices based on Clearwire’s closing share price prior to October 11, 2012 and on Clearwire’s closing share price prior to November 21, 2012. The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Prior to Sprint-SoftBank Speculation (10/11/12)	$1.64 – $2.36
Prior to Initial Sprint Proposal (11/21/12)	$2.38 – $2.95

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of precedent premia paid.

Analysis of Selected Publicly-Traded Companies

In order to derive an implied per share equity value reference range for Clearwire, Evercore analyzed the implied spectrum value (or $/MHz-POP) based on public market trading values of similar companies. Evercore, based on its professional judgment and experience in the wireless telecommunications industry, deemed the following two companies, which have either debt and/or equity trading in public markets, sufficiently comparable to Clearwire to serve as a useful basis for comparison:

•	Globalstar, Inc., which we refer to as Globalstar

•	LightSquared Inc., which we refer to as LightSquared

However, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Clearwire and the selected comparable companies, no comparable company is exactly the same as Clearwire.

Evercore reviewed, among other things, enterprise values as a multiple of the total MHz-POPs of the selected comparable companies. For Globalstar, enterprise value was calculated as public market equity value plus debt, less cash and cash equivalents based on publicly available information. No value was attributed to the existing mobile satellite services business for the purposes of this analysis. The implied spectrum value or implied $/MHz-POP for Globalstar was computed by dividing the calculated enterprise value by Globalstar’s MHz-POPs, derived from the spectrum approved by the FCC for Ancillary Terrestrial Component purposes. For LightSquared, enterprise value was calculated based on the market value of LightSquared outstanding indebtedness including the present value of spectrum leases less cash and cash equivalents. Since LightSquared is currently in restructuring, there is no publicly-traded market value for the common equity and no value has been attributed to the common equity for the purposes of this analysis. The implied spectrum value or implied $/MHz-POP for LightSquared was computed by dividing the calculated enterprise value by LightSquared’s MHz-POPs, derived from publicly available information on LightSquared’s total spectrum portfolio. Implied $/MHz-POPs multiples for the selected comparable companies is summarized below:

Comparable Company	Implied $/MHz-POPs
Globalstar	$0.18
LightSquared	$0.18

Evercore then applied the range of selected calculated enterprise value to implied MHZ-POPs multiples of $0.18/ MHz-POP derived from the selected comparable companies to the corresponding total MHz-POPs for Clearwire as furnished to Evercore by the management of Clearwire. This resulted in an implied enterprise value for Clearwire, which was then used to derive an implied price per share of Common Stock. These implied share prices were derived by subtracting management’s estimate of net debt and the present value of spectrum leases as of June 30, 2013 from enterprise value and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Selected Publicly-Traded Companies	$1.54 – $1.66

As discussed above, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Clearwire and the selected comparable companies, no comparable company is exactly the same as Clearwire.

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the range of the share prices implied by Evercore’s analysis of selected publicly-traded companies.

Analysis of Selected Precedent Spectrum Transactions

Evercore reviewed the financial terms, to the extent publicly available, of transactions since 2007 related to the sale of spectrum that Evercore deemed relevant, based on its professional experience with transactions in the wireless telecommunications industry. The set of transactions include the potential sale of spectrum pursuant to the revised proposal delivered by DISH on December 28, 2012, which proposal we refer to as the DISH

Proposal, the potential tender offer for Clearwire’s Common Stock at a price of $3.30 per share pursuant to the DISH Proposal and the preliminary non-binding proposal by Verizon on April 8, 2013 to acquire certain spectrum assets of Clearwire, which proposal we refer to as the Preliminary 2013 Verizon Proposal. For each of the selected precedent transactions, Evercore, using publicly available financial and other information, determined the spectrum value or $/MHz-POP for the spectrum sold in each of these transactions. The implied spectrum value or $/MHz-POP for each of the relevant transactions is listed below:

Acquirer	Target	Spectrum Band	Date Transaction Announced	Implied $/MHz- POP
Preliminary 2013 Verizon Proposal	Clearwire Spectrum	EBS	N/A	$0.22-$0.30
DISH Proposal – Tender Offer	Clearwire	EBS/BRS	N/A	$0.24
DISH Proposal – Spectrum	Clearwire	EBS/BRS	N/A	$0.19
Sprint	Clearwire (Represents the sale of Eagle River’s equity interest in Clearwire)	EBS/BRS	October 2012	$0.21
Sprint	Clearwire (Represents Clearwire equity value received by Sprint for its contribution of spectrum)	EBS/BRS	May 2008	$0.26
Clearwire	BellSouth	BRS	February 2007	$0.18
AT&T	NextWave (Implied price for A&B Block only)	WCS	August 2012	$0.35
AT&T	NextWave (All)	WCS	August 2012	$0.19
DISH	Terrestar	S-Band	June 2011	$0.21
DISH	Terrestar	S-Band	June 2011	$0.13	*
DISH	DBSD North America	S-Band	February 2011	$0.23
DISH	DBSD North America	S-Band	February 2011	$0.15	*
Harbinger	SkyTerra	L-Band	September 2009	$0.25

*	Evercore also analyzed implied $/MHz-POP multiples for the DISH/DBSD North America and the DISH/Terrestar transactions adjusted for the book value of satellite assets.

None of these precedent transactions is identical or directly comparable to the Merger. Because the reasons for, and the circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and because of the inherent differences between the operations and the financial condition of Clearwire and the companies involved in the selected precedent transactions, Evercore believes that a comparable transaction analysis is not solely mathematical and involves complex considerations and judgments. As such, based on this analysis and Evercore’s professional judgment, Evercore applied a range of the $0.18-$0.26 /MHz-POP to the aggregate MHz-POPs of Clearwire to calculate the implied enterprise value of Clearwire. The implied equity value of Clearwire was derived by subtracting net debt and the present value of spectrum leases as of June 30, 2013 from enterprise value and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates.

The Company is expected to continue to generate negative cash flows for the 12 months after the date of the Evercore opinion. As such, in order to illustrate the impact of reduction in cash on equity value, the equity value was derived as of June 30, 2013 and also as of December 31, 2013 using the same range of $0.18-$0.26/MHz-

POPs discussed in the preceding paragraph and the estimated net debt corresponding to June 30, 2013 and December 31, 2013 and the present value of spectrum leases each as based on estimates from management of Clearwire.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Selected Precedent Transactions (6/30/13 Est. Net Debt Balance)	$1.66 – $3.91
Selected Precedent Transactions (12/31/13 Est. Net Debt Balance)	$1.31 – $3.58

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement is within the ranges of the share prices implied by Evercore’s analysis of selected precedent spectrum transactions.

Analysis of Discounted Cash Flow

As part of its analysis, and in order to estimate the implied present value of the equity value per share for Clearwire, Evercore prepared a discounted cash flow analysis for Clearwire.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows to be generated by the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate. Evercore performed a discounted cash flow analysis for Clearwire by adding (1) the present value of Clearwire’ projected after-tax unlevered free cash flows for the second half of fiscal 2013 and for fiscal years 2014 through 2020, (2) the present value of the terminal value of Clearwire as of the end of fiscal year 2020, and (3) the present value of net operating losses of Clearwire. For each year, unlevered free cash flow was derived as follows: EBITDA plus certain non-cash adjustments less taxes less capital expenditures less changes in working capital, where changes in working capital can either be positive or negative. Terminal value refers to the present value of all future cash flows to be generated by an asset for the period after fiscal year 2020. The unlevered free cash flows, range of terminal values and net operating losses were discounted to present values as of June 30, 2013.

Evercore estimated a range of terminal values as of the end of fiscal year 2020 calculated based on perpetuity growth rates of 2.0% to 4.0%, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry. Evercore performed the discounted cash flow analysis using a range of discount rates from 10.0% to 17.5% which Evercore selected based on discount rate analysis (which took into account macro-economic assumptions and estimates of risk, cost of financial distress, Clearwire’s cost of debt, weighted average cost of capital analysis and other appropriate factors), professional judgment and experience in the wireless telecommunications industry. Evercore calculated per share equity values by first determining a range of enterprise values of Clearwire by adding the present values of the after-tax unlevered free cash flows, certain net operating losses and terminal values for each perpetuity growth rate and discount rate scenario, and then subtracting from the enterprise values the estimated net debt as of June 30, 2013 and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates at that date.

Evercore prepared discounted cash flow analyses for two sets of projections provided by the Company’s management. One set of projections was based on the assumption that Sprint will continue to be the Company’s only primary wholesale customer, or the SCC; while the other set of projections was based on the assumption that the Company will be able to source additional large wholesale customers in addition to Sprint, or the MCC. Based on management estimates, both sets of projections are expected to require significant amounts of capital to fully finance the corresponding business plans. The SCC and MCC are estimated to have peak cumulative cash shortfalls of approximately $3.5 billion and $2.1 billion in 2017 and 2015, respectively, before the time at which the Company becomes net cash flow positive. The SCC and MCC assume that any existing debt ($3.8 billion of which matures between 2015 and 2017) is refinanced at maturity at existing rates. In addition to the additional capital requirements needed to finance the SCC and MCC, management of Clearwire indicated that Clearwire has encountered historical and continuing significant challenges and uncertainty in its ability to attract additional wholesale spectrum customers.

In the SCC case, the management of Clearwire indicated that the Company may have excess spectrum capacity that may not be required to operate the business. As such, in the SCC case, in addition to the discounted cash flow analysis, Evercore also analyzed the incremental value to the equity of Clearwire from the net proceeds received from a potential sale of excess spectrum. For the purposes of this analysis, Evercore estimated $2.0 billion of net proceeds or $1.19 -$1.32 per share of incremental equity value in addition to the equity value derived from the discounted cash flow analysis.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire*
DCF (SCC Case)	($1.91) – $1.94
DCF (SCC Case + Potential Sale of Excess Spectrum)	($0.59) – $3.14
DCF (MCC Case)	$3.81 – $16.76

*	The SCC and MCC are estimated to have peak cumulative cash shortfalls of approximately $3.5 billion and $2.1 billion, in 2017 and 2015, respectively, before the time at which the Company becomes net cash flow positive. The SCC and MCC assume that any existing debt ($3.8 billion of which matures between 2015 and 2017) is refinanced at maturity at existing rates.

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of the DCF (SCC Case) and the DCF (SCC Case + Potential Sale of Excess Spectrum) and is below the range of the share prices implied by Evercore’s analysis of the DCF (MCC Case).

Review of Historical Share Prices

Evercore reviewed the recent stock price performance of Clearwire based on an analysis of public trading prices for the twelve months ended May 20, 2013 (the last trading day prior to Sprint’s initial offer to acquire Clearwire). During this time period, the closing price of Class A Common Stock ranged from a low of $0.90 to a high of $3.44.

Review of Research Analyst Price Targets

Evercore compared recent publicly available research analyst price targets for Clearwire that were available to Evercore as of December 10, 2012, which was the day before there was speculation in the markets about the Merger, and as of May 20, 2013. Evercore examined ten such analyst targets as of December 10, 2012 set forth in the table below, and noted that the low and high per share equity value price targets for Class A Common Stock were $1.00 and $4.00, respectively. Given that the low target price of $1.00 represented a forward target price as of December 31, 2013, Evercore discounted this target price to December 31, 2012 assuming a cost of equity of 20.0% based on Evercore’s professional judgment and experience in the wireless telecommunications industry, resulting in an adjusted low per-share equity value price target of $0.83 per share. Evercore also examined seven such analyst targets as of May 20, 2013 set forth in the table below, and noted that the low and high per share equity value price targets for Class A Common Stock were $2.97 and $3.50, respectively. As such, the publicly available analyst price targets indicated a range of $0.83 to $4.00 per share of Class A Common Stock.

Publication Date	Analyst	Price Target	Achievement Date
October 25, 2012	Bank of America Merrill Lynch	$4.00	N/A
October 26, 2012	Guggenheim Partners	3.00	End of 2013
November 8, 2012	RBC	2.50	N/A
October 26, 2012	D.A. Davidson	3.00	12-18 months
October 26, 2012	Jefferies	2.00	Year-end 2013
October 25, 2012	Evercore Partners	1.75	N/A
October 26, 2012	Morgan Stanley	1.00	12 months
December 5, 2012	J.P. Morgan	4.00	N/A
November 1, 2012	Macquarie	2.75	12 months
October 26, 2012	UBS	1.75	12 months

April 26, 2013	Macquarie	3.50	12 months
April 26, 2013	New Street	3.50	N/A
April 26, 2013	Jefferies	3.15	N/A
April 26, 2013	Guggenheim	3.00	N/A
April 15, 2013	UBS	3.00	N/A
April 26, 2013	D.A. Davidson	2.97	12-18 months
April 26, 2013	Wells Fargo	2.97	N/A

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the proposed Merger by Clearwire’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment in the wireless telecommunications industry after considering the results of all the analyses. In addition, Evercore considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Clearwire. No precedent spectrum sale transaction used in the above analyses as a comparison is directly comparable to a potential sale of spectrum by Clearwire. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Clearwire or its advisors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis.

Evercore prepared these analyses for the purpose of providing an opinion to Clearwire’s board of directors as to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of shares of Class A Common Stock (other than affiliates of the Company) pursuant to the proposed Merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the Evercore opinion was approved by an opinion committee of Evercore Group L.L.C.

Under the terms of Evercore’s engagement, Clearwire agreed to pay Evercore a customary fee for its services. Clearwire agreed to pay Evercore a total fee that is estimated as of May 21, 2013 to be approximately $11.7 million, (i) $1 million of which was non-contingent and paid to Evercore upon the execution of its engagement letter with Clearwire, (ii) $2 million of which was paid to Evercore upon the public announcement by Clearwire of Clearwire’s execution of the Merger Agreement and (iii) the remainder of which is contingent, and payable upon, consummation of the Merger. The board of directors of Clearwire was aware of this fee structure, as well as the fact that Evercore would be entitled to receive a transaction fee in the event the Company entered into certain alternative transactions and an expiration fee if the engagement is terminated under certain circumstances, and took such information into account in considering the Evercore opinion and in approving the Merger. In addition, Clearwire has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement, and to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons against certain losses, claims, damages, liabilities or expense to which any such person may become subject, relating to, arising out of or in connection with Evercore’s engagement, performance of any service in connection therewith or any transaction contemplated thereby. Prior to its engagement, Evercore informed the board of directors of Clearwire that Eduardo Mestre, a Senior Managing Director of Evercore and a member of the Evercore team that would provide services to Clearwire, is a member of the Board of Directors of Comcast. The Clearwire Board engaged Evercore and requested Evercore’s opinion after having been so informed.

During the two year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and Clearwire, Sprint or SoftBank pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Clearwire, Sprint or SoftBank or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Clearwire, Sprint and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

In choosing a financial advisor, the Company’s board of directors discussed whether to engage a number of potential internationally recognized financial services firms to act as financial advisor, including Evercore, based on the knowledge of the members of the Company’s board or directors of firms with expertise in the industry in which the Company operates and in transactions similar to the Merger. The members of the Company’s board of directors then interviewed Evercore and certain other firms that the board of directors determined did not have conflicts and, after consideration and determination by the board of directors that Evercore did not have a conflict of interest, selected Evercore as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the telecommunications industry, is familiar with spectrum, had performed work for the Company in the past and has substantial expertise in transactions similar to the Merger. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Effects of the Merger

The references to “$2.97” in the section of the Special Factors titled “Certain Effects of the Merger” on page 75 of the proxy statement are replaced with a reference to “$3.40.”

The following information replaces the last paragraph on page 75 of the proxy statement.

The primary benefit of the Merger to our unaffiliated stockholders (other than any stockholders who properly exercise their appraisal rights under Delaware law) will be their right to receive a cash payment of $3.40, without interest, less applicable withholding taxes, for each share of Class A Common Stock held by such stockholders as described above, representing approximately a 161.5% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 60.4% premium to the closing price the day before our receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012.

Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed

The following replaces the paragraph titled “The fairness opinion delivered by Centerview will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger” in the section of the Special Factors titled “Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed” on page 77 of the proxy statement.

The updated fairness opinion delivered by Centerview will not reflect changes in circumstances between the date of the updated fairness opinion and the completion of the Merger.

The Special Committee of Clearwire has obtained an updated fairness opinion dated as of May 21, 2013 from Centerview, financial advisor to the Special Committee. Changes in the operations and prospects of Sprint or Clearwire, general market and economic conditions and other factors that may be beyond the control of Sprint or Clearwire, and on which the updated fairness opinion was based, may alter the value of Clearwire or the price of Clearwire’s Class A Common Stock by the time the Merger is completed. The updated Centerview opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the updated opinion. The updated Centerview opinion only addresses, as of the date of such updated opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Clearwire’s Class A Common Stock (other than affiliates of the Company). The updated opinion is attached to this proxy statement as Annex S-J. For a further discussion of the updated Centerview opinion and a summary of the material financial analyses performed in connection with rendering the updated Centerview opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The following replaces the paragraph titled “The fairness opinion delivered by Evercore will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger” in the section of the Special Factors titled “Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed” on page 77 of the proxy statement.

The updated fairness opinion delivered by Evercore will not reflect changes in circumstances between the date of the updated fairness opinion and the completion of the Merger.

Clearwire’s board of directors has obtained an updated fairness opinion dated as of May 21, 2013 from Evercore, Clearwire’s financial advisor. Changes in the operations and prospects of Sprint or Clearwire, general market and economic conditions and other factors that may be beyond the control of Sprint or Clearwire, and on which the updated fairness opinion was based, may alter the value of Clearwire or the price of Clearwire’s Class A Common Stock by the time the Merger is completed. The updated Evercore opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the updated opinion. The updated Evercore opinion only addresses, as of the date of such updated opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Clearwire’s Class A Common Stock (other than affiliates of the Company). The updated opinion is attached to this proxy statement as Annex S-K. For a further discussion of the updated Evercore opinion and a summary of the material financial analyses performed in connection with rendering the updated Evercore opinion, see “Special Factors—Opinion of Financial Advisor to the Board of Directors.”

Prospective Financial Information

The following information replaces the table and preceding paragraph in the section of the Special Factors titled “Prospective Financial Information” on pages 80 and 81 of the proxy statement.

Set forth below is prospective financial information based on two sets of financial projections of the Company for fiscal years 2012 through 2020 prepared by management of the Company and updated as of May 10, 2013 to reflect the Company’s actual performance during the past two fiscal quarters: (1) the Single-Customer Case, which we refer to as the SCC, which assumes Sprint will remain the Company’s only major wholesale customer, and (2) the Multi-Customer Case, which we refer to as the MCC, which assumes the Company would achieve substantial non-Sprint network traffic from a second major wholesale partner beginning in 2014. The Company, however, does not expect to be able to obtain a second significant wholesale customer and has been unable to obtain a second significant wholesale customer in spite of its efforts to do so for the last two years. See “—Background of the Merger.”

SCC	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	‘12-‘20 CAGR
Revenue	$1,253	$1,265	$1,254	$885	$1,145	$1,611	$1,977	$2,288	$2,576	$2,732	10.1%
Adjusted EBITDA(1)	(305)	(155)	(187)	(586)	(351)	254	618	1,049	1,355	1,440	NM
% Margin	NM	NM	NM	NM	NM	15.8%	31.3%	45.9%	52.6%	52.7%
Capital expenditures(2)	220	181	371	375	146	161	233	229	295	317	7.2%
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	0.0%
Free Cash Flow(3)	$(1,357)	$(605)	$(1,066)	$(1,478)	$(1,248)	$(483)	$(174)	$265	$510	$591	NM
Cash Shortfall(4)	1,108	869	58	(1,479)	(2,776)	(3,293)	(3,496)	(3,238)	(2,735)	(2,152)

MCC	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	‘12-‘20 CAGR
Revenue	$1,253	$1,265	$1,254	$966	$1,875	$3,415	$4,608	$5,666	$6,640	$7,040	23.9%
Adjusted EBITDA(1)	(305)	(155)	(187)	(505)	378	2,056	3,199	4,316	5,248	5,517	NM
% Margin	NM	NM	NM	NM	20.2%	60.2%	69.4%	76.2%	79.0%	78.4%
Capital expenditures(2)	220	181	371	375	188	341	461	567	664	704	18.5%
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	0.0%
Free Cash Flow(3)	$(1,357)	$(605)	$(1,066)	$(1,399)	$(648)	$1,008	$2,079	$2,539	$2,399	$2,607	NM
Cash Shortfall(4)	1,108	869	58	(1,400)	(2,097)	(1,124)	926	3,458	5,850	8,450

(1)	Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory.
(2)	Capital expenditures include expenditures for the improvement and maintenance of our existing networks and for the deployment of our LTE network.
(3)	Free Cash Flow is defined as Adjusted EBITDA less capital expenditures, changes in net working capital, cash taxes and interest.
(4)	Cash shortfall is defined as cumulative Free Cash Flow adjusted for estimated actual 2012 year end cash balance of $869 million, and assumes our debt is refinanced at maturity at existing rates and there is no incremental debt or other funding other than vendor financing.

Interests of Certain Persons in the Merger

The following information replaces the corresponding sections under the heading “Special Factors—Interests of Certain Persons in the Merger” beginning on page 81 of the proxy statement.

Stock Options and Restricted Share Units to be Cashed Out in the Merger

The following table sets forth, the number shares of Class A Common Stock of Clearwire and the number of restricted stock units held by directors and executive officers and the cash proceeds that each of Clearwire’s directors and executive officers would receive at the closing of the Merger in respect of the cash-out of equity-based awards assuming continued service after the Merger and assuming the closing of the Merger occurs on October 15, 2013.

	Unvested Equity Awards That Will Not Vest Upon Completion of the Merger		Unvested Equity Awards That Will Vest Upon Completion of the Merger		In-the-Money Options that will Vest Upon the Completion of the Merger		Vested Equity Awards and Owned Shares			Total Cash Payment With Respect to All Equity(1)
Executive Officers	Shares(2)	Value	Shares(3)	Value(4)	Shares	Value	Shares		Value(5)
Prusch, Erik E.	1,430,976	$4,865,318	2,312,553	$8,737,680	—	$—	618,934		$2,104,376	$15,707,374
Cochran, Hope F.	353,536	$1,202,022	674,915	$2,532,211	37,500	$13,875	303,438		$1,031,689	$4,779,798
Draper, Dow	286,196	$973,066	469,953	$1,772,840	56,250	$20,813	152,960		$520,064	$3,286,783
Ednie, Steve	138,048	$469,363	297,034	$1,109,916	40,000	$14,800	62,670		$213,078	$1,807,157
Hodder, Broady R.	232,324	$789,902	494,841	$1,844,959	50,000	$18,500	246,139		$836,873	$3,490,234
Saw, John C.B.	387,206	$1,316,500	664,045	$2,545,253	50,000	$18,500	336,539		$1,144,233	$5,024,486
Stroberg, Don	235,691	$801,349	468,784	$1,768,866	—	$—	581,218		$1,976,141	$4,546,356

Non-Employee Directors			Shares(3)	Value	Shares	Value	Shares		Value(5)
Stanton, John W.			184,126	$626,028	—	$—	4,751,943	(6)	$16,156,606	$16,782,635
Blessing, William R.			42,152	$143,317	—	$—	89,330		$303,722	$447,039
Chatterley, Bruce A.			50,402	$171,367	—	$—	71,080		$241,672	$413,039
Cinali, Mufit			42,152	$143,317	—	$—	79,330		$269,722	$413,039
Collazo, Jose A.			33,652	$114,417	—	$—	184,720		$628,048	$742,465
Eslambolchi, Hossein			42,152	$143,317	—	$—	79,330		$269,722	$413,039
Gorton, Slade			148,074	$503,452	—	$—	—		—	$503,452
Hersch, Dennis S.			33,652	$114,417	—	$—	126,720		$430,848	$545,265
McAndrews, Brian P.			33,652	$114,417	—	$—	126,720	(7)	$430,848	$545,265
Rae, Kathleen H.			63,402	$215,567	—	$—	109,543		$372,446	$588,013
Schell, Theodore H.			33,652	$114,417	—	$—	146,720		$498,848	$613,265
Vogel, Jennifer L.			50,402	$171,367	—	$—	71,080		$241,672	$413,039

(1)	All outstanding options having a per share exercise price greater than the Merger Consideration and will be cancelled as of the effective time of the Merger for no consideration.
(2)	These restricted stock units (RSUs) were granted on March 1, 2013 and will vest in four equal annual installments beginning on March 1, 2014. At the effective time of the merger, each of these RSUs will be converted into a right to receive a cash payment of $3.40 per share upon vesting, the aggregate amount of which we refer to as a 2013 Restricted Cash Account. The 2013 Restricted Cash Account will vest in accordance with the original vesting schedule of the RSUs, subject to partial accelerated vesting in the event of certain terminations of the reporting person’s employment.
(3)	This figure represents the unvested shares as of March 8, 2013 that were granted prior to December 17, 2012, and the prorated value of grants that were approved on March 1, 2013 that will vest upon effectiveness of the merger in a pro-rated amount based on days of service.
(4)	Comprised of full acceleration of stock options and RSUs, assumes a stock price of $3.40 and the target value of Performance RSUs granted on February 12, 2012 and to be released on March 1, 2014. The summary below shows the estimated value for such Performance RSUs. However, the number of shares subject to the Performance RSUs is not currently determinable. Mr. Prusch—$875,000; Ms. Cochran—$237,500; Mr. Draper—$175,000; Mr. Hodder—$162,500; Dr. Saw—$287,500; Mr. Stroberg—$175,000; Mr. Ednie—$100,000

(5)	Assumes a stock price of $3.40. Prior to closing, additional shares may become exercisable or be sold in ordinary course.
(6)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 375,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.
(7)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

2013 Bonus

The 2013 bonus for executive officers may, in certain cases, be more favorable to certain of executive officers than our historic annual bonus program. Clearwire has established a 2013 bonus plan with two 6-month performance periods. Clearwire has established the performance measures, targets, maximums and performance award levels in the ordinary course of business consistent with past practices for the period from January 1, 2013 through June 30, 2013. If the closing of the Merger occurs prior to June 30, 2013, then the compensation committee of Clearwire’s board of directors may determine the actual achievement of the performance measure(s) based on the most recent forecast available at that time. Clearwire (or if the closing of the Merger has occurred, Sprint) will establish the performance measures, targets, maximums and performance award levels for the period from July 1, 2013 through December 31, 2013. The Merger Agreement provides that any bonuses earned under the 2013 bonus plan will be paid in the ordinary course of business consistent with past practice in 2014, but in no event later than February 15, 2014. The aggregate amount of bonus opportunities under the 2013 bonus plan will not exceed $18 million. To the extent an employee that is a participant in the Executive Continuity Plan resigns with “Good Reason” (as defined in the Executive Continuity Plan) or is involuntarily terminated by Sprint without “Cause” (as defined in the Executive Continuity Plan) or due to such employee’s death or “Disability” (as defined in the Executive Continuity Plan) before payment of any bonuses earned, and (A) if the employee is so terminated after the completion of a performance period, such employee will be entitled to payment of his actual performance bonus for such performance period, if such 2013 performance bonus has not yet been paid, and (B) if the employee is so terminated during a performance period, such employee will be entitled to payment of a pro-rata portion of his performance bonus at target payout, based on the number of days worked in such performance period through such employee’s termination date; in the case of (A) and (B) above, such payment will be made in all events no later than the later of (x) ten (10) business days following such employee’s termination of employment, and (y) the last day of the surviving corporation’s first regular payroll cycle following such termination of employment. An employee will be entitled to a payment pursuant to (A) and (B) above, if his termination occurs both during and after a performance period and he has not received any 2013 performance bonus payment at the time of his termination.

Clearwire Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which each of the named executive officers of Clearwire may receive that is based on or that otherwise relates to the Merger, as described under “—Interests of Certain Persons in the Merger.” This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable to the named executive officers of Clearwire is subject to a non-binding advisory vote of Clearwire stockholders, as described under “Merger-Related Executive Compensation Arrangements.” Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. In preparing the table, Clearwire made the following assumptions:

•	the closing of the Merger occurs on October 15, 2013, and

•

the employment of the named executive officers who are employed by Clearwire at the time of the Merger closing will terminate immediately after the Merger on October 15, 2013, either by Clearwire without cause or by the named executive officer for good reason.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Prusch, Erik E.	$3,046,493	$8,737,680	$0	$38,680	$0	$0	$11,822,853
Cochran, Hope F.	$1,113,946	$2,532,211	$0	$19,340	$0	$0	$3,665,497
Draper, Dow	$836,551	$1,772,840	$0	$19,340	$0	$0	$2,644,711
Hodder, Broady R.	$828,121	$1,844,959	$0	$19,340	$0	$0	$2,692,420
Saw, John C.B.	$1,127,421	$2,545,253	$0	$19,340	$0	$0	$3,692,014

(1)	The aggregate dollar value of a cash severance payment to Mr. Prusch is comprised of two times the sum of his annual base salary of $761,623.20 and target bonus of $761,623.20 as of May 20, 2013. The aggregate dollar value of a cash severance payment for Ms. Cochran is comprised of 1.5 times the sum of her annual base salary of $424,360.04 and target bonus of $318,270.03 as of May 20, 2013; the aggregate dollar value of a cash severance payment for Mr. Draper is comprised of 1.5 times the sum of his annual base salary of $338,000.00 and $219,700.00 as of May 20, 2013; the aggregate dollar value of a cash severance payment for Mr. Hodder is comprised of 1.5 times the sum of his annual base salary of $345,050.16 and target bonus of $207,030.10 as of May 20, 2013 and the aggregate dollar value of a cash severance payment for Dr. Saw is comprised of 1.5 times the sum of his annual base salary of $455,523.12 and target bonus of $296,090.03 as of May 20, 2013.
(2)	Comprised of full acceleration of stock spread and RSUs, assumes a stock price of $3.40 and the target value of Performance RSUs. The equity value for Mr. Prusch is comprised of the full acceleration value of stock spread and RSUs at $7,862,680 and the value of Performance RSUs deemed earned at 100% of target of $875,000. The equity value for Ms. Cochran is comprised of the full acceleration value of stock spread and RSUs of $$2,294,711 and the value of Performance RSUs deemed earned at 100% of target of $237,500. The equity value for Mr. Draper is comprised of the full acceleration value of stock spread and RSUs of $1,613,820 and the value of Performance RSUs deemed earned at 100% of target of $175,000. The equity value for Mr. Hodder is comprised of the full acceleration value of stock spread and RSUs of $$1,682,459 and the value of Performance RSUs deemed earned at 100% of target of $162,500. The equity value for Dr. Saw is comprised of the full acceleration value of stock spread and RSUs of $$2,257,753 and the value of Performance RSUs deemed earned at 100% of target of $287,500.
(3)

The health and welfare benefit value is comprised of medical and dental coverage based on the rates as of January 1, 2013. The dollar value of Mr. Prusch’s health and welfare benefit coverage is comprised of two times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of

Ms. Cochran’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Mr. Draper’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Mr. Hodder’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Dr. Saw’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735.
(4)	None of the named executive officers are entitled to tax reimbursements.

Financing of the Merger

The reference to “$2.2 billion” in the section of the Special Factors titled “Financing of the Merger” on page 90 of the proxy statement is replaced with a reference to “$2.6 billion.”

Litigation Relating to the Merger

The following information supplements the section of the Special Factors titled “Litigation Relating to the Merger” on page 91 of the proxy statement.

ACP Master, Ltd. et al, v. Sprint Nextel Corp. et al, C.A. No. 8508-CS (Del. Ch. Ct.)

On or about April 26, 2013, ACP Master, Ltd., Aurelius Capital Master Ltd., and Aurelius Opportunities Fund II, LLC, each stockholders of the Company, filed a lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, and Sprint HoldCo, which action we refer to as the ACP Action. The ACP Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, that Sprint breached duties owed to the plaintiff stockholders by virtue of its alleged status as a controlling stockholder, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The ACP Action also alleges that the Merger Consideration undervalues the Company, that Sprint is using its position as controlling stockholder to obtain Clearwire’s spectrum for itself to the detriment of the Company’s minority stockholders, and that the terms of the Merger and the Note Purchase Agreement are coercive. The ACP Action seeks a declaratory judgment that the Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the proposed transaction between Sprint and the Company and, should the Merger be consummated, to rescind the Merger, a declaratory judgment that the Note Purchase Agreement was unfair to plaintiff, and unspecified actual and consequential damages. On May 20, 2013, the Company, Sprint and Sprint HoldCo moved to dismiss the ACP Action. The directors’ response to the complaint is due on May 30, 2013.

THE MERGER AGREEMENT

The following information replaces or supplements the information under the heading “The Merger Agreement” beginning on page 106 of the proxy statement.

Merger Consideration

Clearwire Common Stock

The reference to “$2.97” on page 107 of the proxy statement is replaced with a reference to “$3.40.”

THE SPECIAL MEETING

The following information replaces the first paragraph of the section of the Special Meeting titled “Time, Place and Purpose of the Special Meeting” on page 136 of the proxy statement.

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be reconvened on May 31, 2013, starting at 10:30 a.m., Pacific Daylight Time at the Highland Center, unless further adjourned by the Company. Pursuant to Clearwire’s bylaws, the Chairman of the Special Meeting is granted discretionary authority to adjourn the Special Meeting. At the Special Meeting, holders of our Common Stock will be asked to approve the Merger Agreement Proposal, to approve the Charter Amendment Proposal, to approve the NASDAQ Authorization Proposal, to approve the Adjournment Proposal, and to approve the Golden Parachute Proposal.

OTHER IMPORTANT INFORMATION REGARDING CLEARWIRE

The following information replaces or supplements the information under the heading “Other Important Information Regarding Clearwire” beginning on page 148 of the proxy statement.

Directors and Officers of the Company

Directors

The following information replaces the corresponding line of the chart in the section of Other Important Information Regarding Clearwire titled “Directors and Officers of the Company—Directors” on page 148 of the proxy statement.

Name	Age	Position
Theodore H. Schell	70	Director

Market Price of Common Stock and Dividends

The following information replaces the section of Other Important Information Regarding Clearwire titled “Market Price Data of Common Stock and Dividend” on page 154 of the proxy statement.

Our Class A Common Stock is listed for trading on NASDAQ under the symbol “CLWR.” We have not declared or paid any cash dividends on our Class A Common Stock. The Merger Agreement does not permit us to pay any additional dividends on our Class A Common Stock without the prior written consent of Sprint. The table below shows, for the periods indicated, the price range of our Class A Common Stock, as reported by NASDAQ.

	High	Low
Year Ended December 31, 2011:
First Quarter	$6.00	$4.71
Second Quarter	$6.11	$3.35
Third Quarter	$4.07	$1.32
Fourth Quarter	$2.64	$1.24
Year Ended December 31, 2012:
First Quarter	$2.48	$1.69
Second Quarter	$2.32	$1.00
Third Quarter	$1.95	$0.83
Fourth Quarter	$3.40	$1.21
Year Ended December 31, 2013:
First Quarter	$3.42	$2.85
Second Quarter (through May 21, 2013)	$3.49	$3.08

The closing price of our Class A Common Stock on the NASDAQ on December 14, 2012, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $3.37 per share. The closing price of our Class A Common Stock on the NASDAQ on December 10, 2012, the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press, was $2.40 per share. The closing price of our Class A Common Stock on the NASDAQ on November 20, 2012, the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger, was $2.12 per share. The closing price of our Class A Common Stock on the NASDAQ on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with the Company speculated to be part of that transaction, was $1.30 per share.

On May 21, 2013, the most recent practicable date before the proxy statement supplement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $3.40 per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

If the Merger is completed, there will be no further market for shares of our Class A Common Stock and our Class A Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Certain Purchases and Sales of Company Common Stock

The following information replaces the table on page 159 of the proxy statement in the section of Other Important Information Regarding Clearwire titled “Certain purchases and Sales of Company Common Stock.”

The following table sets forth information regarding purchases and sales of Class A Common Stock by the Company’s executive officers and directors within the 60 days prior to the date of the proxy statement supplement, showing the date of such transaction, the number of shares of Class A Common Stock sold and the price received for those shares. Unless otherwise indicated, each of the sales set out below represent the automatic sale of Class A Common Stock to satisfy tax withholding obligations.

Officer		Date	Price	Shares
John Saw	Sell	05/13/2013	3.22	10,450

APPRAISAL RIGHTS

The references to “$2.97” under the heading “Appraisal Rights” beginning on page 172 of the proxy statement are replaced with a reference to “$3.40.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement supplement, and the documents to which we refer you in this proxy statement supplement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements. Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Company, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our stockholders may not adopt the Merger Agreement;

•	litigation in respect of the Merger could delay or prevent the closing of the Merger;

•

the parties may be unable to obtain governmental and regulatory approvals required for the Merger, or required governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the parties may be unable to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived;

•

our announcement and pursuit of the Merger may disrupt our business and make it more difficult to maintain our business and operational relationships and the restrictions imposed on us prior to the closing of the Merger or termination of the Merger Agreement may prevent us from growing our business or operating outside of the ordinary course of business without the consent of Sprint;

•	developments beyond the parties’ control, including but not limited to, changes in economic and employment conditions, competitive conditions and health care reform;

•	we may not be able to incur additional debt;

•	our stockholders may not approve the Charter Amendment Proposal or the NASDAQ Approval Proposal; or

•	the risk factors and other factors referred to in the Company’s reports filed with or furnished to the SEC.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. See “Where You Can Find More Information.”

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

WHERE CAN YOU FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement supplement, by going to the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement supplement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement supplement is delivered may request copies of this proxy statement supplement or other information concerning us, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast, Bellevue, Washington 98005, Telephone (425) 636-5828; or from our proxy solicitor, MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500; or from the SEC through the SEC website at the address provided above.

Because the Merger is a “going private” transaction, the Company and Sprint have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

THIS PROXY STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT SUPPLEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT. THIS PROXY STATEMENT SUPPLEMENT IS DATED MAY 22, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex S-A

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment (this “Amendment”) to the Merger Agreement (defined below) is made as of May 21, 2013 by and among: Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), and Clearwire Corporation, a Delaware corporation (the “Company”, and together with Sprint and Acquisition Corp., the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of December 17, 2012, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 18, 2013 (such agreement as so amended, the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement to amend the definition of “Merger Consideration” therein and to provide for a delay of the Company Stockholders’ Meeting.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	AMENDMENT TO MERGER AGREEMENT

1.1. Amendment to Paragraph B of the Recitals of the Merger Agreement. Paragraph B of the Recitals of the Merger Agreement is hereby amended by deleting “$2.97” therein and substituting therefor “$3.40”.

1.2. Amendment to Section 4.3(a) of the Merger Agreement. Section 4.3(a) of the Merger Agreement is hereby amended by deleting the second sentence thereof and substituting therefor the following:

“The Company Stockholders’ Meeting was convened on May 21, 2013 and was immediately adjourned to May 31, 2013. The Company Stockholders’ Meeting will be held on May 31, 2013 subject to any reasonable delay (but not longer than 10 days per event), including to the extent required by the need to supplement or amend the Proxy Statement or as may be required by Law or regulatory or judicial process.”

1.3. Additional Representations of the Company. The Company hereby represents and warrants to the Sprint Parties as follows:

(a) The Company has all requisite corporate power and authority to enter into this Amendment and, subject to the adoption of the Merger Agreement by the Required Company Stockholder Vote, to carry out its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

(b) The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly authorized by all requisite corporate action on the part of the Company (other than obtaining the Required Company Stockholder Vote and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by this Amendment have been duly authorized by all requisite corporate action on the part of the Company required under the Company Equityholders’ Agreement.

S-A-1

(c) This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by each Sprint Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

1.4. Additional Representations of the Sprint Parties. The Sprint Parties hereby represent and warrant to the Company as follows:

(a) Each Sprint Party has all requisite corporate power and authority to enter into this Amendment, to perform its obligations under this Amendment and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

(b) The execution and delivery of this Amendment by each Sprint Party and the consummation by each Sprint Party of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly authorized by all requisite corporate action on the part of each Sprint Party.

(c) This Amendment has been duly executed and delivered by each Sprint Party and, assuming the due authorization, execution and delivery of this Amendment by the Company, constitutes the valid and binding obligation of each Sprint Party, enforceable against each Sprint Party in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

1.5. Supplemental Proxy Materials; Schedule 13E-3 Amendment.

(a) Promptly following the execution of this Amendment, the Company shall prepare and disseminate a supplement to the Proxy Statement reflecting the increased Merger Consideration and the adjournment of the Company Stockholders’ Meeting and, without limiting Section 4.3 of the Merger Agreement, reaffirming the recommendation of the Company’s Board of Directors (acting upon the recommendation of the Special Committee) to the Company’s stockholders that such stockholders vote “FOR” each of the proposals set forth in the Proxy Statement.

(b) The Parties shall prepare and file, in connection with the supplement to the Proxy Statement, an amendment to the Schedule 13E-3 reflecting this Amendment and the supplement to the Proxy Statement.

2.	GENERAL

2.1. Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains in full force and effect.

2.2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch

Name: Charles Wunsch

Title: General Counsel, SVP and Corp. Sec.

COLLIE ACQUISITION CORP.

By:	/s/ Charles Wunsch

Name: Charles Wunsch

Title: President

CLEARWIRE CORPORATION

By:	/s/ Erik Prusch

Name: Erik Prusch

Title: President & Chief Executive Officer

[Signature page to the Second Amendment to the Merger Agreement]

S-A-3

Annex S-J

May 21, 2013

Special Committee of the Board of Directors

Clearwire Corporation

1425 120th Avenue NE

Bellevue, WA 98005

Audit Committee of the Board of Directors

Clearwire Corporation

1425 120th Avenue NE

Bellevue, WA 98005

Ladies and Gentlemen:

We understand that Clearwire Corporation (the “Company”) proposes to enter into a Second Amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of December 17, 2012 (as amended on April 18, 2013), by and among the Company, Sprint Nextel Corporation (“Acquiror”) and Collie Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Acquiror (as amended, including by the Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (a) Merger Sub will be merged with and into the Company (the “Transaction”) and (b) each share of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company that is issued and outstanding immediately prior to the effective time of the Transaction (other than (x) Shares held by any holder who properly demands appraisal rights in respect of such Shares and has not effectively withdrawn such demand immediately prior to the effective time, (y) Shares held by Acquiror, SOFTBANK CORP. (“SoftBank”) and their respective affiliates and (z) Shares held by the Company or any wholly owned subsidiary of the Company or held in the Company’s treasury) will be converted into the right to receive an amount in cash equal to $3.40 (the “Consideration”). In addition, the Company has entered into a Note Purchase Agreement, dated as of December 17, 2012 (as amended on January 31, 2013 and February 26, 2013), by and among the Company, certain affiliates of the Company and Acquiror, pursuant to which Acquiror will purchase from certain affiliates of the Company exchangeable notes in the aggregate principal amount of up to $800 million (the “Interim Financing”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than affiliates of the Company) of the Consideration to be paid to such holders pursuant to the Merger Agreement.

We have acted as financial advisor to the Special Committee in connection with, and have participated in certain of the negotiations leading to, the Transaction. We have received, and will receive, a fee for our services in connection with the Transaction, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. We have not in the past two years provided investment banking or other services to the Company. We have not in the past two years provided, and are not currently providing, investment banking or other services to Acquiror or SoftBank. We may provide investment banking or other services to the Company, Acquiror, SoftBank or their respective affiliates in the future, for which we may receive compensation.

In connection with this opinion, we have reviewed, among other things: (i) the Merger Agreement (including a draft dated May 20, 2013 of the Amendment) and certain documents related to the Interim Financing; (ii) the

S-J-1

Special Committee of the Board of Directors

Audit Committee of the Board of Directors

Clearwire Corporation

May 21, 2013

Annual Reports on Form 10-K of the Company for the years ended December 31, 2009, 2010, 2011 and 2012; (iii) certain interim reports to stockholders, including Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company (the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data, the Interim Financing and the strategic rationale for the Transaction. We have also reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, and we compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant. In addition, we conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with the consent of the Special Committee, relied upon such information as being complete and accurate. In that regard, we have assumed, at the direction of the Special Committee, that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at the direction of the Special Committee, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at the direction of the Special Committee, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at the direction of the Special Committee, that the final executed Amendment will not differ in any respect material to our analysis or this opinion from the draft Amendment reviewed by us and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion. In addition, we have assumed that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters under any state, federal, or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view herein as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with our engagement and at the direction of the Special Committee, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of certain assets of the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, to the holders of Shares (other than affiliates of the Company), as of the date hereof, of the Consideration to be paid to such holders pursuant to the Merger Agreement. We have not been asked to, nor

S-J-2

Special Committee of the Board of Directors

Audit Committee of the Board of Directors

Clearwire Corporation

May 21, 2013

do we, express any view herein on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of the Interim Financing or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors, or other constituencies of the Company or any party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares (other than affiliates of the Company) pursuant to the Merger Agreement or otherwise. Our opinion is necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Audit Committee of the Board of Directors of the Company in connection with and for purposes of their consideration of the Transaction. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than affiliates of the Company) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Centerview Partners LLC

CENTERVIEW PARTNERS LLC

S-J-3

Annex S-K

E V E R C O R E  G R O U P  L.L.C.

May 21, 2013

The Board of Directors of

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Members of the Board of Directors:

Clearwire Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger, dated as of December 17, 2012, (the “Agreement”), with Sprint Nextel Corporation, a Kansas corporation (“Parent”), and Collie Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent. We understand that the Parties to the Agreement intend to amend the Agreement as of the date hereof. Pursuant to the Agreement as amended, Merger Sub will be merged with and into the Company in a merger (the “Merger”) in which all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), other than shares owned by SOFTBANK CORP., Parent or any wholly owned subsidiary of Parent and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $3.40 per share, in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by the holders of shares of Class A Common Stock (other than affiliates of the Company), pursuant to the Agreement as amended is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv) discussed with management of the Company, the Company’s past and current operations, financial projections and current financial condition, including the Company’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

(v) reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

(vi) compared the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(vii) reviewed the Agreement and a draft of the amendment to the Agreement dated May 21, 2013, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis;

S-K-1

(viii) reviewed the Note Purchase Agreement, dated December 17, 2012, the First Amendment to Note Purchase Agreement, dated January 31, 2013, the Second Amendment to Note Purchase Agreement, dated February 26, 2013, and the indenture relating to the Notes, dated March 1, 2013; and

(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Class A Common Stock in the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. You have advised us that the Company does not expect to generate cumulative positive cash flows during the next twelve months, that the Company will need to raise substantial additional capital to fund its business and meet its financial obligations beyond the next twelve months and that the ability of the Company to successfully fulfill its additional capital needs in a timely manner is uncertain. In arriving at our opinion, we have taken these views into account, as well as the impact of the Company’s liquidity position and capital needs on the execution of the Company’s business plan.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Class A Common Stock (other than affiliates of the Company), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We do not express any view on, and our opinion does not address, the fairness of the transactions contemplated by the Note Purchase Agreement or the values of the constituent elements of that transaction. We have assumed that any modification to the structure of the transaction will not affect our analysis in any material respect. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

S-K-2

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Class A Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Class A Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and in accordance with the terms of our engagement letter with the Company, we were paid an initial fee at the time we were engaged by the Company on behalf of the Board of Directors as well as an additional fee for our services upon the rendering to the Board of Directors our opinion, dated December 16, 2012, in connection with certain aspects of the Agreement. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Class A Common Stock (other than affiliates of the Company).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Daniel B. Mendelow
Daniel B. Mendelow
Senior Managing Director

S-K-3

W H I T E    P R O X Y    C A R D

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE – 1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Clearwire Corporation, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING: THE PROXY STATEMENT IS AVAILABLE AT HTTP://WWW.VIEWOURMATERIAL.COM/CLWR

CONTROL NUMBER è

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

PROXY CARD	CLEARWIRE CORPORATION THIS PROXY IS SOLICITED BY BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS MAY 31, 2013

The stockholder(s) hereby appoint(s) Erik E. Prusch, Broady R. Hodder and Hope F. Cochran, and each of them singly, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholders of Clearwire Corporation to be held at 10:30 a.m. PDT on May 31, 2013, at the Highland Center, and any adjournments or postponements thereof.

Signature

Signature (Capacity)

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such

Continued and to be signed on the reverse side

CLEARWIRE CORPORTION

SPECIAL MEETING OF STOCKHOLDERS

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, MAIL OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME THE DAY PRIOR TO THE SPECIAL MEETING TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO THE MEETING WILL BE VOTED.

ê If submitting a proxy by mail, please sign and date the card and fold and detach card at perforation before mailing. ê

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations to vote FOR proposals 1 through 5.

The Board of Directors recommends you vote FOR Proposals 1 through 5.

1.	Adoption of the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, which we refer to as the Merger Agreement, by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sprint, which we refer to as Merger Sub, and the Company.

☐    FOR                     ☐    AGAINST                     ☐    ABSTAIN

2.	The approval of the Charter Amendment Proposal:

2A:	Amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of Class A common stock, par value $0.0001 per share, which we refer to as the Class A Common Stock, by 1,019,162,522 shares.

☐    FOR                     ☐    AGAINST                    ☐    ABSTAIN

2B:	Amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as the Class B Common stock, by 1,019,162,522 shares.

☐    FOR                     ☐    AGAINST                    ☐    ABSTAIN

3.	The approval of the NASDAQ Authorization Proposal:

3A:	Authorization of the issuance of the Class A Common Stock that may be issued upon exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, or issued upon the exchange of the Class B Interests issued upon exchange of the 1.00% Exchangeable Notes due 2018 in accordance with Rule 5635(d) of the NASDAQ Listing Rules.

☐    FOR                     ☐    AGAINST                     ☐    ABSTAIN

3B:	Authorization of the issuance of the Class B Common Stock that may be issued upon exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018 in accordance with Rule 5635(d) of the NASDAQ Listing Rules.

☐    FOR                     ☐    AGAINST                    ☐    ABSTAIN

4.	Adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, to amend the Certificate of Incorporation or to authorize the issuance of additional Class A Common Stock.

☐    FOR                     ☐    AGAINST                    ☐    ABSTAIN

5.	Advisory approval vote on certain compensation arrangements for the Company’s named executive officers in connection with the merger.

☐    FOR                     ☐    AGAINST                     ☐    ABSTAIN

Continued and to be signed on the reverse side